Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

In re: RS Legacy Corporation, et al., Debtors.	: : : : : :	Jointly Administered Case No. 15-10197 (BLS) Chapter 11

RS Legacy Corporation

Atlantic Retail Ventures, Inc.

Ignition L.P.

ITC Services, Inc.

Merchandising Support Services, Inc.

RS Legacy Customer Service LLC

RS Legacy Global Sourcing Corporation

RS Legacy Global Sourcing Limited Partnership

RS Legacy Global Sourcing, Inc.

RS Ig Holdings Incorporated

RSIgnite, LLC

SCK, Inc.

RS Legacy Finance Corporation

RS Legacy Holdings, Inc.

RS Legacy International Corporation

TE Electronics LP

Trade and Save LLC

TRS Quality, Inc.

: : : : : : : : : : : : : : : : : : : : : : : :

Case No. 15-10197 (BLS)

Case No. 15-10199 (BLS)

Case No. 15-10200 (BLS)

Case No. 15-10201 (BLS)

Case No. 15-10202 (BLS)

Case No. 15-10203 (BLS)

Case No. 15-10204 (BLS)

Case No. 15-10206 (BLS)

Case No. 15-10207 (BLS)

Case No. 15-10208 (BLS)

Case No. 15-10209 (BLS)

Case No. 15-10210 (BLS)

Case No. 15-10211 (BLS)

Case No. 15-10212 (BLS)

Case No. 15-10213 (BLS)

Case No. 15-10214 (BLS)

Case No. 15-10215 (BLS)

Case No. 15-10217 (BLS)

FIRST AMENDED JOINT PLAN OF

LIQUIDATION OF RS LEGACY

CORPORATION AND ITS DEBTOR

AFFILIATES

DAVID G. HEIMAN (OH 0038271)

JONES DAY

901 LAKESIDE AVENUE

CLEVELAND, OHIO 44114

GREGORY M. GORDON (TX 08435300)

DAN B. PRIETO (TX 24048744)

JONES DAY

2727 N. HARWOOD STREET

DALLAS, TEXAS 75201

THOMAS A. HOWLEY (TX 24010115)

PAUL M. GREEN (TX 24059854)

JONES DAY

717 TEXAS, SUITE 3300

HOUSTON, TEXAS 77002

            - AND -

SEPTEMBER 30, 2015

DAVID M. FOURNIER (DE 2812)

EVELYN J. MELTZER (DE 4581

MICHAEL J. CUSTER (DE 4843)

PEPPER HAMILTON LLP

HERCULES PLAZA, SUITE 5100

1313 N. MARKET STREET

P.O. BOX 1709

WILMINGTON, DELAWARE 19899-1709

ATTORNEYS FOR DEBTORS

(continued)

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(continued)

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(continued)

Page

B. Treatment of Disputed Claims	33

1. No Payments on Account of Disputed Claims and Disputed Claims Reserves	33

2. Recourse	33

C. Distributions on Account of Disputed Claims Once Allowed	33

D. Indenture Trustee as Claim Holder	33

ARTICLE VIII CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	33

A. Conditions to Confirmation	33

B. Conditions to the Effective Date	34

C. Waiver of Conditions to Confirmation or the Effective Date	34

D. Effect of Nonoccurrence of Conditions to the Effective Date	34

ARTICLE IX INJUNCTION AND SUBORDINATION RIGHTS	35

A. Injunction	35

B. Subordination Rights	35

ARTICLE X RETENTION OF JURISDICTION	35

ARTICLE XI MISCELLANEOUS PROVISIONS	37

A. Dissolution of the Creditors’ Committee and the Professional Fee Claims of the Professionals Retained by the Debtors, and Formation of the Liquidating Trust Board	37

1. Dissolution of the Creditors’ Committee	37

2. Professional Fee Claims of the Professionals Retained by the Debtors	37

3. Formation of the Liquidating Trust Board	37

B. Modification of the Plan and Exhibits	37

C. Revocation of the Plan	38

D. Service of Certain Exhibits	38

E. Service of Documents	38

1. The Debtors and the Liquidating Debtors	38

2. The Liquidating Trustee, at the address set forth in the Liquidating Trust Agreement	38

3. The Creditors’ Committee	38

4. The U.S. Trustee	39

F. Inconsistencies	40

-iv-

TABLE OF EXHIBITS1

Exhibit I.A.87	Liquidating Trust Agreement

Exhibit I.A.100	Plan Recovery Analysis

Exhibit I.A.137	Wind Down Budget

Exhibit IV.A	Nonexclusive Schedule of Preserved Rights of Action

Exhibit IV.B.2.b	Forms of Certificate of Incorporation and By-Laws of Liquidating RadioShack

Exhibit V.C	Schedule of Executory Contracts and Unexpired Leases to be Assumed

[1]	To the extent not attached to and Filed with the Plan, Plan Exhibits shall be Filed and made available for review on the web site of Prime Clerk LLC (“Prime Clerk”), the Debtors’ claims and noticing agent, at https://cases.primeclerk.com/radioShack no later than 10 days before the deadline to object to Confirmation of the Plan. The Debtors also will serve such Exhibits on their then current Bankruptcy Rule 2002 service list no later than 10 days before the deadline to object to Confirmation of the Plan. The Debtors reserve the right to modify, amend, supplement, restate or withdraw any of the Exhibits after they are Filed. The Debtors shall File and shall make available on Prime Clerk’s web site all modified, amended, supplemented or restated Exhibits as promptly as possible.

-v-

INTRODUCTION

The debtors in the above-captioned cases (collectively, the “Debtors”) propose the following joint plan of liquidation under title 11 of the United States Code.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION

AND COMPUTATION OF TIME

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1. “Administrative Claim” means (a) a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for leased equipment and premises); (ii) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a), 331 or 503 of the Bankruptcy Code, including Fee Claims; (iii) Claims for the value of any goods received by the Debtors within 20 days before the Petition Date allowed in accordance with section 503(b)(9) of the Bankruptcy Code; and (iv) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1932; and (b) a Claim that is allowed as an Administrative Claim by Final Order.

2. “Affiliate” means an “affiliate,” as defined in section 101(2)(B) of the Bankruptcy Code, of the Debtors.

3. “Agreed Priority Gift Card Claims” means the Gift Card Claims that the Debtors and the Creditors’ Committee agreed to treat as Priority Claims under the Gift Card Settlement Term Sheet.

4. “Agreement Among Lenders” means that certain Agreement Among Lenders, dated as of October 3, 2014 (as has been amended, restated, supplemented or otherwise modified from time to time), among General Retail Holding L.P., General Retail Funding LLC, Wells Fargo Bank, N.A., the Pre-Petition ABL Lenders and the Pre-Petition ABL Agent.

5. “Allowed Claim” means:

a. a Claim that (i) has been listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated and (ii) is not a Disputed Claim;

b. a Claim (i) for which a proof of Claim or request for payment of Administrative Claim (or similar request) has been Filed by the applicable Bar Date or otherwise has been deemed timely Filed under applicable law and (ii) (a) to which no objection has been Filed by the applicable Claims Objection Bar Date and (b) that is not a Disputed Claim;

c. a Claim that is allowed: (i) in any Stipulation of Amount and Nature of Claim executed by or on behalf of the applicable Debtor or the Liquidating Trustee and Claim holder and, if prior to the Effective Date, approved by the Bankruptcy Court; (ii) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan; or

d. a Claim listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated or a Claim that the Debtors or the Liquidating Trustee determine prior to the Claims Objection Bar Date (i) will not be subject to an objection or to an amendment to the Schedules and (ii) will be satisfied in accordance with the terms of the Plan on or after the Effective Date.

6. “Allowed . . . Claim” means an Allowed Claim in the particular Class or category specified.

7. “APAs” means the GW Going Concern APA and the GW IP APA.

8. “Assigned SCP Claims” means any and all rights in, interest in, and title to, the Claims assigned to and for the benefit of holders of General Unsecured Claims pursuant to Section IV.F.g. of the Plan, in such amount as may be determined by the Bankruptcy Court.

9. “Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought on behalf of the Debtors or the Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies under sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553(b) of the Bankruptcy Code and other similar state law claims and causes of action.

10. “Ballot” means the form or forms distributed to each holder of an impaired Claim entitled to vote on the Plan on which the holder may indicate acceptance or rejection of the Plan or any election for treatment of such Claim under the Plan.

11. “Bankruptcy Case” means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court; and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

12. “Bankruptcy Code” means title 11 of the United States Code, as in effect on the Petition Date or thereafter amended with retroactive applicability to the Bankruptcy Cases.

13. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Bankruptcy Cases.

14. “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended with retroactive applicability to the Bankruptcy Cases.

15. “Bar Date” means the applicable bar date by which a proof of Claim or a request for payment of Administrative Claim must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

16. “Bar Date Order” means the order of the Bankruptcy Court dated May 21, 2015 establishing certain Bar Dates.

17. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), the day after Thanksgiving and any date on which the Bankruptcy Court is closed by law or order.

18. “Buyer” means General Wireless Operations Inc., a Delaware corporation.

19. “Cash” means legal tender of the United States of America and equivalents thereof.

20. “Cash Collateral” means “cash collateral” within the meaning of section 363(a) of the Bankruptcy Code derived from the Pre-Petition Collateral.

21. “Cash Investment Yield” means the net yield earned by the applicable Disbursing Agent from the investment of Cash, if any, pending distribution pursuant to the Plan. Any such investment will be in a manner consistent with the Debtors’ investment and deposit guidelines and Section VI.C. Net yield means the cash yield net of any investment expenses and taxes payable thereon.

22. “Causes of Action” means all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, arising on, prior to or after the Petition Date, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, including Avoidance Actions, asserted, or which may be asserted, by or on behalf of any of the Debtors and/or the Estates, which are or may be pending on the Effective Date or prosecuted thereafter against any Entity (including, without limitation, present and former directors and officers of the Debtors), based in law or equity, including, without limitation, under the Bankruptcy Code, whether direct, indirect, derivative or otherwise and whether asserted or unasserted as of the Confirmation Date; provided that Causes of Action shall not include any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities released under the Committee FOABL Settlement Agreement or the Indemnification Settlement Agreement. For the avoidance of doubt, Causes of Action include, unless previously released (including under the Committee FOABL Settlement Agreement and the Indemnification Settlement Agreement) the claims and causes of action that the Creditors’ Committee was granted standing to commence, prosecute, and compromise under paragraph 47 of the GW Going Concern Sale Order, including, without limitation, the claims and causes of action discussed in the Rule 2004 Motion and the Outline of Potential Claims, and any other claims or causes of action arising out of or relating to the October 2014 Transaction or the events leading up to or following the October 2014 Transaction.

23. “Claim” means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

24. “Claims Objection Bar Date” means, except as provided in Sections III.A.c. and III.C., for all Claims the latest of: (a) 270 days after the Effective Date; (b) 90 days after the Filing of a proof of Claim for such Claim; and (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or an order of the Bankruptcy Court.

25. “Class” means a class of Claims or Interests, as described in Article II.

26. “Committee FOABL Settlement Agreement” means, if approved by the Bankruptcy Court, the Settlement Agreement dated as of July 21, 2015 by and among the Creditors’ Committee, on behalf of the Debtors, the Pre-Petition ABL Agent and the First Out Lenders.

27. “Contingent Indemnification Claims” means any indemnification or expense reimbursement Claims of the DIP Lenders, the Pre-Petition ABL Lenders or the Pre-Petition ABL Agent or any of their respective Related Entities under the Pre-Petition ABL Credit Agreement or the DIP Credit Agreement against any Debtor.

28. “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

29. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

30. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan, as such hearing may be continued from time to time.

31. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

32. “Creditors’ Committee” means the official committee of unsecured creditors of the Debtors appointed by the U.S. Trustee in the Bankruptcy Cases pursuant to section 1102 of the Bankruptcy Code.

33. “Cure Amount Claim” means a Claim based upon a Debtor’s defaults pursuant to an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by that Debtor under section 365 of the Bankruptcy Code.

34. “Dark Stores” means those retail store locations (a) that were not operated by the Debtors on or after the Petition Date and (b) with respect to which the applicable Executory Contracts or Unexpired Leases were rejected by the Debtors effective during the month of February 2015.

35. “Dark Store Claims” means any Claim for Dark Store Rent where the holder of such Claim has not elected on its Ballot to opt out of the treatment in Class 5.

36. “Dark Store Rent” means amounts accruing for rent and related amounts in respect of a Dark Store under an Executory Contract or Unexpired Lease for the period on or after the Petition Date through the effective date of rejection of the applicable Executory Contract or Unexpired Lease.

37. “Debtors” means, collectively, the above-captioned debtors and debtors in possession identified on the cover page to the Plan.

38. “Deferred Assets” means, collectively, each “Deferred Asset” (as defined in the GW IP APA).

39. “Deficiency Claim” means a General Unsecured Claim for the difference between (a) the aggregate amount of an Allowed Claim and (b) the value received on account of the portion of such Allowed Claim that is a Secured Claim.

40. “DIP Agent” means Cantor Fitzgerald Securities LLC, in its capacity as administrative agent for itself and the DIP Lenders.

41. “DIP Credit Agreement” means the Debtor-in-Possession Credit Agreement with the DIP Lenders and DIP Agent and substantially in the form of Exhibit 2 to the Final DIP Order.

42. “DIP Facility Claims” means any Claim derived from, based upon, relating to or arising from the DIP Credit Agreement.

43. “DIP Extension Order” means the order of the Bankruptcy Court entered on June 5, 2015 extending the terms of the Final DIP Order and granting further adequate protection and other relief provided therein.

44. “DIP Lenders” means the financial institutions from time to time party to the DIP Credit Agreement as lenders.

45. “DIP Support Agreement” means the Debtor-In-Possession Financing Support Agreement, dated February 5, 2015, among (a) RadioShack, (b) Salus Capital Partners, LLC, (c) Salus CLO 2012-1, Ltd., (d) General Retail Holdings L.P. and (e) Standard General Master Fund, L.P.

46. “Disbursing Agent” means the Liquidating Trustee, in its capacity as disbursing agent pursuant to Section VI.B.1., or any Third Party Disbursing Agent (acting at the direction of the Liquidating Trustee).

47. “Disclosure Statement” means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as the same may be amended, modified or supplemented.

48. “Dispute” means the dispute among the First Out Lenders, the Pre-Petition ABL Agent, General Retail Holdings L.P., General Retail Funding LLC and the SCP Secured Parties regarding whether or not the Debtors may distribute the Encumbered Cash to the SCP Secured Parties under the Plan given the assertion by the First Out Lenders, General Retail Holdings L.P., General Retail Funding LLC and the Pre-Petition ABL Agent that they are entitled to a reserve or payment of their Contingent Indemnification Claims arising out of or as a result of the SCP Adversary Proceeding from any amounts distributed to or to be distributed to the SCP Secured Parties or any of their affiliates or transferees by the Debtors’ estates.

49. “Dispute Resolution” means a Final Order entered by the Bankruptcy Court determining the Dispute or an agreement among the Pre-Petition ABL Agent, the First Out Lenders, General Retail Holdings L.P., General Retail Funding LLC and the SCP Secured Parties resolving the Dispute.

50. “Disputed Claim” means

a. if no proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, (i) a Claim that is listed on a Debtor’s Schedules as disputed, contingent or unliquidated or (ii) a Claim that is not listed on a Debtor’s Schedules; or

b. if a proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, a Claim for which an objection, complaint or request for estimation has been Filed by the applicable Debtor, the Liquidating Trustee or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied in its entirety by a Final Order.

51. “Distribution” means one or more payments or distributions under the Plan of Cash, notes, interests or other property, as applicable, to the holders of Allowed Claims.

52. “Distribution Record Date” means the Confirmation Date.

53. “Effective Date” means the earliest possible date, as determined by the Debtors, that is a Business Day on or after the date on which all conditions to the effective date in Section VIII.B. have been met or waived pursuant to Section VIII.C.

54. “Encumbered Cash” means the Debtors’ Cash available to be distributed to the SCP Secured Parties in accordance with the Plan Recovery Analysis, but subject to the Dispute Resolution, in an amount that may be higher or lower than $56.2 million depending on the actual amount that the Debtors collected or will collect with respect to the line items listed below “Cash” in the “Asset Recovery” section of the Plan Recovery Analysis.

55. “Entity” means an individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization or government or any political subdivision thereof, or other person or entity.

56. “Estate” means, as to each Debtor, the estate created for that Debtor in its Bankruptcy Case pursuant to section 541 of the Bankruptcy Code.

57. “Executory Contract and Unexpired Lease” and “Executory Contract or Unexpired Lease” mean a contract or lease to which one or more of the Debtors is a party that is subject to assumption, assumption and assignment or rejection under section 365 of the Bankruptcy Code and the Confirmation Order.

58. “Fee Claim” means a Claim under sections 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other Entity for services rendered or expenses incurred in the Bankruptcy Cases; provided that the defined term Fee Claim shall not include adequate protection payments made pursuant to section 3.3 of the Final DIP Order, section 2.4.2 of the DIP Extension Order or the related cash collateral stipulations.

59. “Fee Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on March 9, 2015.

60. “File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designees in the Bankruptcy Cases.

61. “Final DIP Order” means the order of the Bankruptcy Court entered on March 12, 2015 approving the DIP Credit Agreement.

62. “Final Fee Application” means an application for final allowance of a Professional’s aggregate Fee Claim as described in Section III.A.1.c.ii.

63. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction that has been entered on the docket in any Bankruptcy Case or the docket of any other court of competent jurisdiction, and has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or (b) any appeal that has been taken or any petition for certiorari that has been filed timely has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied.

64. “First Out Lenders” means those lenders set forth on Exhibit A to the Agreement Among Lenders.

65. “General Unsecured Claim” means a Deficiency Claim and any Claim that is not a(n) Cure Amount Claim, Administrative Claim, Priority Tax Claim, Priority Claim, Secured Claim, IRS Claim, Dark Store Claim, or Intercompany Claim. General Unsecured Claims shall include Gift Card Claims except to the extent a Gift Card Claim is an Allowed Priority Claim.

66. “Gift Card Claims” means Claims of holders of unused gift cards resulting from the gift cards issued by any Debtor prior to or on or after the Petition Date.

67. “Gift Card Bar Date Notice Procedures” means the procedures regarding the form and manner of notice to be provided to potential holders of Agreed Priority Gift Card Claims (a) agreed to by the parties to the Gift Card Settlement Term Sheet or (b) ordered by the Bankruptcy Court.

68. “Gift Card Proof of Claim Form” means the specialized proof of claim form for holders of Agreed Priority Gift Card Claims attached as Annex A to the Gift Card Settlement Term Sheet.

69. “Gift Card Settlement Term Sheet” means the settlement term sheet among the Debtors, the Creditors’ Committee and the State of Texas that sets forth the terms and condition on which the parties settled certain disputes related to gift cards and was approved by the Bankruptcy Court at a hearing held on September 10, 2015.

70. “GW Going Concern APA” means the Amended and Restated Asset Purchase Agreement, dated as of March 31, 2015 (as amended, restated, supplemented or otherwise modified from time to time), among General Wireless Inc., RadioShack and the other parties signatory thereto.

71. “GW Going Concern Sale Order” means the order of the Bankruptcy Court entered on April 1, 2015 authorizing, among other things, the sale of certain assets to General Wireless Inc. and Sprint Solutions, Inc.

72. “GW IP APA” means the Purchase Agreement, dated as of May 15, 2015 (as amended, restated, supplemented or otherwise modified from time to time), among RadioShack, the other sellers party thereto and the Buyer.

73. “GW IP Sale Order” means the order of the Bankruptcy Court entered on June 4, 2015 authorizing, among other things, the sale of certain intellectual property and other assets to the Buyer.

74. “Indenture Trustee” means Wilmington Trust, National Association, as trustee under the 2019 Notes Indenture.

75. “Indenture Trustee Charging Lien” means any Lien or other priority in payment arising prior to the Effective Date to which the Indenture Trustee is entitled, pursuant to the 2019 Notes Indenture, against Distributions to be made to holders of the 2019 Notes Claims for payment of any fees and expenses of the Indenture Trustee.

76. “Indemnification Settlement Agreement” means the settlement stipulation dated as of September 30, 2015 by and among the Debtors, the Creditors’ Committee, the SCP Secured Parties, Standard General L.P. and Wells Fargo Bank, N.A.

77. “Intercompany Claim” means any Claim by RadioShack or any direct or indirect subsidiary of RadioShack, including a Debtor, against a Debtor.

78. “Interest” means the rights of any holder of the stock of any Debtor and the rights of any Entity to purchase or demand the issuance of any of the stock of any Debtor, including: (a) redemption, conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; and (c) rights under stock options and warrants.

79. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

80. “IRS” means the Internal Revenue Service of the United States of America.

81. “IRS Claims” means the Claims of the IRS related to RadioShack’s change in its method of accounting for commission income for tax purposes, including the Claims asserted in proof of claim number 2437.

82. “Liens” means any mortgage, pledge, deed of trust, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, including any “lien” as defined in section 101(37) of the Bankruptcy Code, or a conditional sale contract, title retention contract or other contract to give any of the foregoing.

83. “Liquidating Debtors” means any Debtors remaining in existence on and after the Effective Date.

84. “Liquidating RadioShack” means RadioShack on and after the Effective Date.

85. “Liquidating RadioShack Stock” means 100 new shares of common stock of RadioShack to be issued to the Liquidating Trust on the Effective Date.

86. “Liquidating Trust” means the trust established pursuant to Section IV.C., among other things, to hold the Liquidating Trust Assets and make distributions on account of Claims pursuant to Article VI.

87. “Liquidating Trust Agreement” means the trust agreement, to be dated as of or prior to the Effective Date, between the Debtors and the Liquidating Trustee, governing the Liquidating Trust, which shall be substantially in the form of Exhibit I.A.87.

88. “Liquidating Trust Assets” means: (a) all Causes of Action; (b) the Liquidating RadioShack Stock; (c) the Unencumbered Cash; (d) the Encumbered Cash; (e) any proceeds under any insurance policy of any of the Debtors; (f) any assets and properties of the Liquidating Debtors transferred to the Liquidating Trust on or after the Effective Date as contemplated by Section IV.B.4.b. or IV.C.1.b. or any other provision of the Plan; and (g) any other assets and properties acquired by the Liquidating Trust on or after the Effective Date.

89. “Liquidating Trust Board” shall have the meaning set forth in the Liquidating Trust Agreement.

90. “Liquidating Trust Expenses” means any and all reasonable fees, costs and expenses incurred by the Liquidating Trust or the Liquidating Trustee (or any Third Party Disbursing Agent or any professional or other Entity retained by the Liquidating Trustee) on or after the Effective Date in connection with any of their duties under the Plan and the Liquidating Trust Agreement, including any administrative fees, attorneys’ fees and expenses, insurance fees, taxes and escrow expenses.

91. “Liquidating Trustee” means the natural person appointed by the Creditors’ Committee to act as trustee of the Liquidating Trust in accordance with the terms of the Plan, the Confirmation Order and the Liquidating Trust Agreement, or any successor appointed in accordance with the terms of the Plan and the Liquidating Trust Agreement.

92. “October 2014 Transaction” means the recapitalization transaction that closed on October 3, 2014 and described in Section II.D. of the Disclosure Statement.

93. “Ordinary Course Professionals Order” means the Order Authorizing the Retention Nunc Pro Tunc As of the Petition Date, and Payment of Professionals Utilized by the Debtors in the Ordinary Course of Business entered by the Bankruptcy Court on March 25, 2015.

94. “Other Debtors” means the Debtors other than RadioShack.

95. “Other Liquidating Debtors” means the Liquidating Debtors other than Liquidating RadioShack.

96. “Outline of Potential Claims” means the Outline of Potential Claims attached as Exhibit A to the reply letter to Chief Judge Shannon from Susheel Kirpalani, dated March 17, 2015 [Docket No. 1224-1].

97. “Pending Payments” means identified amounts of Cash and other Liquidating Trust Assets (excluding undeliverable Cash) held by the Liquidating Trust for distribution or collection and distribution to holders of Allowed Claims in specific amounts as of the date the Liquidating Trust receives the applicable Liquidating Trust Assets.

98. “Petition Date” means February 5, 2015, the date on which the Debtors commenced their Bankruptcy Cases.

99. “Plan” means this joint plan of liquidation for the Debtors and all Exhibits to the Plan, as the same may be amended, modified or supplemented.

100. “Plan Recovery Analysis” means the Debtors’ plan recovery analysis attached hereto as Exhibit I.A.100.

101. “Potential 2019 Notes Additional Distributions” means such additional Distributions, if any, required to leave the Allowed 2019 Note Claims unaffected by (a) substantive consolidation and (b) the release of Intercompany Claims under the Plan, as determined by the Bankruptcy Court. The rights of all parties, including the Debtors and the Liquidating Trustee, regarding substantive consolidation, including its appropriateness under applicable law, and whether any Intercompany Claim should be characterized as debt or equity are reserved in all respects.

102. “Pre-Petition ABL Agent” means Cantor Fitzgerald Securities LLC as successor to General Electric Capital Corporation, as the administrative agent for the Pre-Petition ABL Lenders.

103. “Pre-Petition ABL Credit Agreement” means the Credit Agreement dated as of December 10, 2013 (as amended, amended and restated, supplemented, or otherwise modified from time to time) by and among RadioShack, certain subsidiaries of RadioShack designated as credit parties thereto, the Pre-Petition ABL Lenders and the Pre-Petition ABL Agent for the Pre-Petition ABL Lenders.

104. “Pre-Petition ABL Financing Document” means the Pre-Petition ABL Credit Agreement and all other agreements, documents and instruments executed or delivered with, to, or in favor of the Pre-Petition ABL Agent and the Pre-Petition ABL Lenders, including without limitation, all security agreements, notes, guarantees, mortgages, Uniform Commercial Code financing statements and all other related agreements, documents and instruments executed and/or delivered in connection with the Pre-Petition ABL Credit Agreement or related thereto, as all of the same have been amended, supplemented, modified, extended, renewed, restated or replaced at any time prior to the Petition Date.

105. “Pre-Petition ABL Lenders” means the several financial institutions party to the Pre-Petition ABL Credit Agreement.

106. “Pre-Petition ABL Obligations” means all Obligations (as defined in the Pre-Petition ABL Credit Agreement) owing to the Pre-Petition ABL Secured Parties under and in connection with the Pre-Petition ABL Financing Documents.

107. “Pre-Petition ABL Secured Parties” means the Pre-Petition ABL Lenders and the Pre-Petition ABL Agent.

108. “Pre-Petition Collateral” means the Collateral (as defined in the Pre-Petition ABL Credit Agreement).

109. “Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim, a Priority Tax Claim, or the IRS Claims.

110. “Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code other than the IRS Claims.

111. “Professional” means any professional employed in the Bankruptcy Cases pursuant to sections 327, 328 or 1103 of the Bankruptcy Code or any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Bankruptcy Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

112. “Pro Rata” means, when used in reference to a distribution of property pursuant to Article III to holders of Allowed Claims, a proportionate distribution so that with respect to a particular Allowed Claim in such Class or group of Claims, the ratio of (a) (i) the amount of property distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b) (i) the amount of property distributed on account of all Allowed Claims in such Class or group of Claims to (ii) the amount of all Allowed Claims in such Class or group of Claims.

113. “Quarterly Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 45 days of the end of a calendar quarter, the first Quarterly Distribution Date shall be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter including the Effective Date.

114. “RadioShack” means Debtor RS Legacy Corporation f/k/a RadioShack Corporation, a Delaware corporation.

115. “Related Entities” means Related Persons (as defined in the Pre-Petition ABL Credit Agreement and the DIP Credit Agreement).

116. “Remaining Liquidating Trust Assets” means the net proceeds of the Liquidating Trust Assets remaining after payment of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Claims, Allowed Secured Claims, Allowed SCP Secured Claims and the Allowed IRS Claims.

117. “Rule 2004 Motion” means the Motion of the Official Committee of Unsecured Creditors for an Order, Pursuant to Section 105(a) of the Bankruptcy Code, Bankruptcy Rule 2004, and Local Bankruptcy Rule 2004-1, Authorizing and Directing the Examination of the Debtors and Certain Third Parties, filed on February 17, 2015.

118. “Sale Orders” means the GW Going Concern Sale Order, the GW IP Sale Order and any other order entered by the Bankruptcy Court approving the sale of property of any Estate.

119. “Schedules” means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, restated, modified or supplemented.

120. “SCP Agent” means Salus Capital Partners, LLC, as agent under the SCP Credit Agreement.

121. “SCP Adversary Proceeding” means the adversary proceeding captioned Salus Capital Partners, LLC, et al. v. Standard Wireless Inc., et al., Adv. P. No. 15-50239 (BLS) (Bankr. D. Del).

122. “SCP Credit Agreement” means the Credit Agreement dated as of December 10, 2013, as amended, restated, modified or supplemented from time to time, by and among RadioShack, certain subsidiaries of RadioShack designated as credit parties thereto, the SCP Agent and the SCP Lenders.

123. “SCP Deficiency Claim” means a Deficiency Claim of the SCP Secured Parties.

124. “SCP Financing Documents” means the SCP Credit Agreement and all other agreements, documents and instruments executed or delivered with, to, or in favor of the SCP Agent and the SCP Lenders, including, without limitation, all security agreements, notes, guarantees, mortgages, Uniform Commercial Code financing statements and all other related agreements, documents and instruments executed and/or delivered in connection with the SCP Credit Agreement or related thereto, as all of the same have been amended, supplemented, modified, extended, renewed, restated or replaced at any time prior to the Petition Date.

125. “SCP Lenders” means each of the several financial institutions from time to time party to the SCP Credit Agreement.

126. “SCP Secured Claim” means a Secured Claim of the SCP Secured Parties.

127. “SCP Secured Parties” means the SCP Agent and the SCP Lenders.

128. “Secured Claim” means a Claim that is secured by a Lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) of the Bankruptcy Code.

129. “Stipulation of Amount and Nature of Claim” means a stipulation or other agreement between the applicable Debtor or the Liquidating Trustee and a holder of a Claim or Interest establishing the allowed amount or nature of such Claim or Interest that is (a) entered into in accordance with any Claim settlement procedures established in the Bankruptcy Cases, (b) permitted or contemplated by the Plan or (c) approved by order of the Bankruptcy Court.

130. “Stock Interests of . . .” means, when used with reference to a particular Debtor, the Interests issued by such Debtor.

131. “Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental, withholding or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Entity.

132. “Third Party Disbursing Agent” means an Entity engaged by the Liquidating Trustee to act as a Disbursing Agent pursuant to Section VI.B.

133. “TSA” means the Transition Services Agreement, dated as of April 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time), by and between RadioShack and the Buyer.

134. “TSA Contract” means each Executory Contract and Unexpired Lease set forth on Annex A, Schedule II to the TSA.

135. “Unencumbered Cash” means the Debtors’ Cash in the amount of $24.9 million plus any of the Debtors’ Cash that is not Encumbered Cash remaining after payment of the line items in the Wind Down Budget.

136. “U.S. Trustee” means the United States Trustee for the District of Delaware.

137. “Wind Down Budget” means the Debtors’ wind down budget attached hereto as Exhibit I.A.137.

138. “2019 Notes” means the $325 million of senior unsecured notes issued by RadioShack, bearing an interest rate of 6.75% and due May 15, 2019.

139. “2019 Notes Claims” means a Claim arising under the 2019 Notes Indenture.

140. “2019 Notes Indenture” means the Indenture, dated as of May 3, 2011, by and among RadioShack, as issuer, certain subsidiaries of RadioShack named therein, and Wilmington Trust, National Association, as trustee.

B.	Rules of Interpretation and Computation of Time

1.	Rules of Interpretation

For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) the words “includes” or “including” are not limiting; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (i) subject to the provisions of any contract, certificate of incorporation, by-laws, or similar constituent document, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (j) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

2.	Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

CLASSES OF CLAIMS AND INTERESTS

Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in Classes as follows:

Class	Claims or Interests
Class 1 Class 2	Priority Claims Secured Claims
Class 3 Class 4	SCP Secured Claims IRS Claims
Class 5 Class 6 Class 7 Class 8	Dark Store Claims General Unsecured Claims 2019 Note Claims Intercompany Claims
Class 9 Class 10	Stock Interests in RadioShack Stock Interests in Other Debtors

Administrative Claims and Priority Tax Claims, as described in Section III.A., have not been classified and thus are excluded from the foregoing Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

A.	Unclassified Claims

1.	Payment of Administrative Claims

a.	Administrative Claims in General

Except as specified in this Section III.A.1., and subject to the Bar Date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or the Liquidating Trustee, each holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Administrative Claim, Cash equal to the allowed amount of such Administrative Claim either (i) as soon as practicable after the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the Liquidating Trustee and the holder of the Administrative Claim. If an Allowed Administrative Claim, including a Fee Claim, exceeds the amount budgeted for it in the Wind Down Budget, the amount by which such Claim exceeds the budgeted amount shall be paid from the Liquidating Trust Assets other than the Encumbered Cash; provided that nothing herein shall impair or modify the rights of the Pre-Petition ABL Agent, the First Out Lenders, General Retail Holdings L.P. or General Retail Funding LLC to seek recovery in respect of any Contingent Indemnification

Claim from any amounts distributed or to be distributed to the SCP Secured Parties or any of their affiliates or transferees as set forth in the Committee FOABL Settlement Agreement, including without limitation in section 2.a. thereof, or the Indemnification Settlement Agreement, including without limitation in paragraph C.3 thereof; provided further that nothing herein would prevent any party from objecting to a Contingent Indemnification Claim on any ground.

b.	Statutory Fees

On the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined at the Confirmation Hearing by the Bankruptcy Court shall be paid by the Debtors and/or the Liquidating Trustee in Cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 shall be paid by the Liquidating Debtors and/or the Liquidating Trustee in accordance therewith until the closing of the applicable Bankruptcy Case pursuant to section 350(a) of the Bankruptcy Code. For the avoidance of doubt, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930 will not be subject to the Bar Date provisions pursuant to Section III.A.1.c.

c.	Bar Dates for Administrative Claims

i.	General Administrative Bar Date Provisions

Except as otherwise provided in Section III.A.1.c.ii. or in the Bar Date Order or other order of the Bankruptcy Court, unless previously Filed or Allowed, each holder of an Administrative Claim that arose (or, only in the case of unexpired leases of real or personal property, accrued) on or after June 1, 2015 through the Effective Date must File a request for payment of such Administrative Claim pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 60 days after the Effective Date (the “Final Administrative Claim Bar Date”). Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date shall be forever barred from asserting such Administrative Claims against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Estates or their respective property, and such Administrative Claims shall be deemed waived and released as of the Effective Date. Objections to requests for payment of Administrative Claims must be Filed and served on the requesting party by (a) in the case of such requests that were required to be filed by June 22, 2015 pursuant to the Bar Date Order, 90 days after the Effective Date and (b) in the case of such requests that must be filed by the Final Administrative Claim Bar Date, by no later than 150 days after the Effective Date, in each case subject to further order of the Bankruptcy Court. For the avoidance of doubt, nothing herein modifies any requirement to File any Administrative Claim as set forth in the Bar Date Order, and any holder of such Administrative Claim that failed to comply with the requirements of the Bar Date Order shall be forever barred from asserting such Administrative Claims against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Estates or their respective property, and such Administrative Claims shall be deemed waived and released.

ii.	Bar Dates for Professional Fee Claims

Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Liquidating Trustee and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court a Final Fee Application no later than 90 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. A Professional may include any outstanding, non-Filed monthly or interim request for payment of a Fee Claim pursuant to the Fee Order in its Final Fee Application. Objections to any Final Fee Application must be Filed and served on the Liquidating Trustee and the requesting party by the later of (1) 80 days after the Effective Date or (2) 45 days after the Filing of the applicable Final Fee Application. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims. Any pending, Filed interim requests for a Fee Claim pursuant to the Fee Order shall be resolved in the ordinary course in accordance with the Fee Order or, if sooner, in connection with the particular Professional’s Final Fee Application.

2.	Payment of Priority Tax Claims

a.	Priority Tax Claims in General

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the Liquidating Trustee, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Priority Tax Claim, payment in full in Cash of the allowed amount of the Priority Tax Claim on the later of the Effective Date or as soon as practicable after the date when such Claim becomes an Allowed Claim.

b.	Other Provisions Concerning Treatment of Priority Tax Claims

Notwithstanding the provisions of Section III.A.2.a., any Claim on account of any penalty arising with respect to or in connection with an Allowed Priority Tax Claim that does not compensate the holder for actual pecuniary loss shall be treated as a Class 6 Claim, and the holder (other than as the holder of a Class 6 Claim) may not assess or attempt to collect such penalty from the Debtors, the Liquidating Debtors, the Liquidating Trust, the Estates or their respective property; provided, however, nothing in this provision shall affect the set-off and/or recoupment rights of the California Franchise Tax Board or affect the right of the California Franchise Tax Board to assess a penalty to the extent necessary to assert its set-off and/or recoupment rights.

3.	DIP Facility Claims and Pre-Petition ABL Obligations

The DIP Facility Claims, including the Contingent Indemnification Claims, and the Pre-Petition ABL Obligations have been or will be satisfied pursuant to the terms of the GW Going Concern Sale Order and/or other orders of the Court, including the Confirmation Order.

B.	Classified Claims

1.	Class 1 Claims (Priority Claims) are unimpaired. On the Effective Date, unless otherwise agreed by the holder of an Allowed Claim in Class 1 and the Liquidating Trustee, each holder of an Allowed Claim in Class 1 shall receive Cash in an amount equal to such Allowed Priority Claim. For the avoidance of doubt, if an Allowed Priority Claim exceeds the amount budgeted for it in the Wind Down Budget, the amount by which such Claim exceeds the budgeted amount shall be paid from the Liquidating Trust Assets other than the Encumbered Cash.

2.	Class 2 Claims (Secured Claims) are unimpaired. In full satisfaction of an Allowed Secured Claim, other than an Allowed SCP Secured Claim, on the later of the Effective Date and the date on which the Secured Claim is allowed, each holder of an Allowed Secured Claim shall receive, at the sole and exclusive option of the Liquidating Trustee: (a) Cash equal to the amount of such Claim; (b) the collateral securing such Claim; or (c) satisfaction of such Claim pursuant to such other terms and conditions as may be agreed upon by the Liquidating Trustee and the holder of such Claim.

3.	Class 3 Claims (SCP Secured Claims) are impaired. In full satisfaction of the Allowed SCP Secured Claims, the SCP Agent, on behalf of SCP Secured Parties, shall receive, as soon as practicable after the date of the Dispute Resolution, the Encumbered Cash to the extent authorized by the Dispute Resolution. On the Effective Date, the SCP Secured Parties shall be deemed to waive any SCP Deficiency Claim. On the Effective Date, the SCP Secured Parties shall be deemed to have transferred the Assigned SCP Claims to and for the benefit of holders of General Unsecured Claims. Prior to the Effective Date, the Creditors’ Committee shall have the right to File a motion seeking a determination of the amount of the Assigned SCP Claims.

4.	Class 4 Claims (IRS Claims) are impaired. The holder of an Allowed Claim in Class 4 shall receive treatment of such Claim pursuant to terms and conditions as (a) may be agreed by the holder of such Claim or (b) ordered by the Bankruptcy Court. For the avoidance of doubt, Encumbered Cash shall not be used to make Distributions on account of any Allowed IRS Claims.

5.	Class 5 Claims (Dark Store Claims) are impaired. In full satisfaction of an Allowed Claim in Class 5, on the later of the Effective Date and the date on which the Dark Store Claim is allowed, each holder of an Allowed Dark Store Claim shall receive Cash equal to 75% of the amount of such Claim, unless the holder of such Claim agrees to less favorable treatment. For the avoidance of doubt, Encumbered Cash shall be used to make Distributions on account of Allowed Dark Store Claims.

6.	Class 6 Claims (General Unsecured Claims) are impaired. Each holder of an Allowed Claim in Class 6 shall receive a Pro Rata share, with Allowed Claims in Class 7, of the Remaining Liquidating Trust Assets.

7.	Class 7 Claims (2019 Note Claims) are impaired. Each holder of an Allowed Claim in Class 7 shall receive (a) a Pro Rata share, with Allowed Claims in Class 6, of the Remaining Liquidating Trust Assets plus (b) the Potential 2019 Note Additional Distributions. For the avoidance of doubt, Encumbered Cash shall not be used to make Distributions on account of Potential 2019 Notes Additional Distributions.

8.	Class 8 Claims (Intercompany Claims) are impaired. No property will be distributed to or retained on account of the Intercompany Claims. On the Effective Date, all Intercompany Claims shall be released and of no further force or effect.

9.	Class 9 Interests (Stock Interests in RadioShack) are impaired. On the Effective Date, all outstanding Stock Interests of RadioShack will be cancelled. Upon such cancellation, no property will be distributed to, or retained by, holders of such Stock Interests of RadioShack. On the Effective Date, the Liquidating RadioShack Stock will be issued to the Liquidating Trust.

10.	Class 10 Interests (Stock Interests in Other Debtors) are impaired. The outstanding Stock Interests of each Other Debtor will remain outstanding and will be cancelled when the existence of such Other Debtor is terminated in accordance with Section IV.B.5. Upon such cancellation, no property will be distributed to, or retained by, holders of such Stock Interests.

C.	Bar Date for Agreed Priority Gift Card Claims

Unless previously Filed or Allowed, each holder of an Agreed Priority Gift Card Claim must File a Gift Card Proof of Claim Form pursuant to the procedures specified in the Confirmation Order, no later than 12 months after the Effective Date. Holders of Agreed Priority Gift Card Claims that do not File and serve a Gift Card Proof of Claim Form by such deadline shall be forever barred from asserting such Agreed Priority Gift Card Claims against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Estates or their respective property, and such Agreed Priority Gift Card Claims shall be deemed waived and released as of the Effective Date. Objections to an Agreed Priority Gift Card Claim must be Filed and served on the requesting party by the later of (a) 45 days after the filing of a Gift Card Proof of Claim Form in respect of such claim or (b) 60 days after the Effective Date, subject to further order of the Bankruptcy Court. The Liquidating Trust shall provide notice to potential holders of Agreed Priority Gift Card Claims pursuant to the Gift Card Bar Date Notice Procedures.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Causes of Action

On the Effective Date, all Causes of Action will be transferred from the Debtors and the Liquidating Debtors to the Liquidating Trust. Any recovery of Cash by the Liquidating Trustee on account of such Causes of Action will be distributed pursuant to the terms of the Plan and the Liquidating Trust Agreement. A nonexclusive schedule of currently pending actions and claims brought by one or more Debtors is attached as Exhibit IV.A. In accordance with and subject to any applicable law, the Debtors’ inclusion or failure to include any Cause of Action on Exhibit IV.A. shall not be deemed an admission, denial or waiver of any Cause of Action that any Debtor or Estate may hold against any Entity.

B.	Liquidating Debtors

1.	General

On and after the Effective Date, each of the Debtors will remain in existence as a Liquidating Debtor until such time as the Liquidating Trustee causes the existence of such Liquidating Debtor to be terminated as provided in the Plan.

2.	Liquidating RadioShack

a. On the Effective Date, the Liquidating RadioShack Stock will be issued to the Liquidating Trust.

b. As of the Effective Date, the certificate of incorporation and by-laws of Liquidating RadioShack will be amended and restated in substantially the form of Exhibit IV.B.2.b. On and after the Effective Date, the Liquidating Trustee may, without further order of the Bankruptcy Court, cause the certificate of incorporation or by-laws of Liquidating RadioShack to be amended or restated as permitted by applicable law and the terms of such documents and determined by the Liquidating Trustee to be necessary or appropriate to implement the Plan.

c. On and after the Effective Date, the board of directors of Liquidating RadioShack will be comprised of the natural person appointed by the Liquidating Trustee on behalf of the Liquidating Trust, as the sole stockholder of Liquidating RadioShack, without further order of the Bankruptcy Court.

3.	Other Liquidating Debtors

a. On and after the Effective Date, the Liquidating Trustee may, without further order of the Bankruptcy Court, cause the certificate of incorporation, by-laws, certificate of formation, operating agreement, partnership agreement or comparable governing document of the Other Liquidating Debtors to be amended or restated as permitted by applicable law and the terms of such documents and determined by the Liquidating Trustee to be necessary or appropriate to implement the Plan; provided that such documents shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code.

b. On and after the Effective Date, the Liquidating Trustee will cause the board of directors or managers or comparable governing body of each Other Liquidating Debtor to be comprised of the natural person appointed by the Liquidating Trustee, on behalf of the Liquidating Trust, as the (direct or indirect) sole equity holder of the Other Liquidating Debtors, without further order of the Bankruptcy Court.

4.	Liquidation

a. On and after the Effective Date, the Liquidating Trustee will cause each of the Liquidating Debtors to sell or otherwise dispose of its assets and properties, to discharge its obligations and liabilities and to wind up its business operations, all on such terms as the Liquidating Trustee determines to be necessary or appropriate to implement the Plan and all without further order of the Bankruptcy Court.

b. For the avoidance of doubt, on and after the Effective Date, the Liquidating Trustee may, without further order of the Bankruptcy Court, cause a Liquidating Debtor to transfer any or all of its assets and properties to the Liquidating Trust or another Liquidating Debtor if the Liquidating Trustee determines such disposition to be appropriate to implement the Plan. Assets and properties transferred by a Liquidating Debtor to the Liquidating Trust will, from and after such transfer, be considered Liquidating Trust Assets for all purposes of the Plan.

c. On and after the Effective Date, the Liquidating Trustee may cause the Liquidating Debtors to perform their respective obligations under the APAs, the TSA, the GW Going Concern Sale Order and the GW IP Sale Order, including, without limitation, (i) the provision of the Services (as defined in the TSA) provided for in the TSA and the maintenance of all assets and properties, employees and contracts and leases required by the TSA and (ii) the retention and operation and subsequent transfer of any Deferred Asset in the manner provided in the GW IP APA.

5.	Dissolution

At such times as determined by the Liquidating Trustee to be appropriate, the Liquidating Trustee will cause the existence of the Liquidating Debtors to be terminated by merger, consolidation or dissolution or as otherwise permitted by applicable law, all on such terms as the Liquidating Trustee determines to be necessary or appropriate to implement the Plan and all without further order of the Bankruptcy Court. In order to effectuate such terminations in accordance with applicable law, the Liquidating Trustee may, without further order of the Bankruptcy Court, cause the Liquidating Debtors to, among other things: (a) adopt such plans of merger, consolidation or dissolution or similar plans as the Liquidating Trustee determines to be necessary or appropriate; (b) execute and deliver such agreements or other documents as the Liquidating Trustee determines to be necessary or appropriate; and (c) execute and file with the applicable governmental authorities such certificates of merger, consolidation or dissolution or similar instruments as the Liquidating Trustee determines to be necessary or appropriate.

C.	Liquidating Trust

1.	Formation of the Liquidating Trust

a. On the Effective Date, the Liquidating Trust will be established pursuant to the Liquidating Trust Agreement for the purpose of liquidating the Causes of Action, liquidating and dissolving the Liquidating Debtors, resolving all Disputed Claims, making distributions to holders of Allowed Claims in accordance with the terms of the Plan and otherwise implementing the Plan. The Liquidating Trust shall have a separate existence from RadioShack and Liquidating RadioShack. On the Effective Date, the Liquidating Trust will be the sole stockholder of Liquidating RadioShack and the Liquidating Trust’s prosecution of any Causes of Action will be on behalf of and for the benefit of holders of Allowed Claims entitled to distributions from the Liquidating Trust Assets under the Plan.

b. On the Effective Date, all Causes of Action, the Liquidating RadioShack Stock, the Unencumbered Cash and the Encumbered Cash will be transferred or issued to, and vest in, the Liquidating Trust. On the Effective Date, standing to commence, prosecute and compromise all Causes of Action shall transfer to the Liquidating Trust.

c. Subject to, and to the extent set forth in, the Plan, the Confirmation Order, the Liquidating Trust Agreement or other agreement (or any other order of the Bankruptcy Court entered pursuant to, or in furtherance of, the Plan), the Liquidating Trust and the Liquidating Trustee will be empowered to take, or cause the Liquidating Debtors to take, the following actions, and any other actions, as the Liquidating Trustee determines to be necessary or appropriate to implement the Plan, all without further order of the Bankruptcy Court:

i. adopt, execute, deliver or file all plans, agreements, certificates and other documents and instruments necessary or appropriate to implement the Plan;

ii. accept, preserve, receive, collect, manage, invest, supervise, prosecute, settle and protect the Causes of Action and other Liquidating Trust Assets and the assets and properties of the Liquidating Debtors;

iii. sell, liquidate or otherwise dispose of the Causes of Action and other Liquidating Trust Assets and the assets and properties of the Liquidating Debtors;

iv. calculate and make distributions to holders of Allowed Claims;

v. exercise rights and fulfill obligations under the Plan;

vi. implement the Sale Orders;

vii. perform all obligations of the Debtors under the APAs and the TSA;

viii. review, reconcile, settle or object to Claims and resolve such objections;

ix. retain Third Party Disbursing Agents and professionals and other Entities;

x. file appropriate Tax returns and other reports on behalf of the Liquidating Trust and the Liquidating Debtors and pay Taxes or other obligations owed by the Liquidating Trust and the Liquidating Debtors;

xi. take any and all actions necessary to process the termination of the RadioShack 401(k) Plan, the RadioShack Puerto Rico 1165(e) Plan and the RadioShack Corporation 2011 Executive Deferred Compensation Plan, including, but not limited to, filing all applicable forms required by the plans and/or applicable law, and providing all applicable notices to plan participants;

xii. close or dismiss any or all of the Bankruptcy Cases; and

xiii. dissolve the Liquidating Trust.

d. The Liquidating Trust has no objective to, and will not, engage in a trade or business and will conduct its activities consistent with the Plan and the Liquidating Trust Agreement.

e. On the Effective Date, the Debtors’ Estates will transfer, and will be deemed to have irrevocably transferred, to the Liquidating Trust with no reversionary interest in the Liquidating Debtors, all Causes of Action. Furthermore, the Creditors’ Committee’s counsel and financial advisor will provide to the Liquidating Trustee (or such professionals designated by the Liquidating Trustee) documents and other information gathered, and relevant work product developed, during the Bankruptcy Cases in connection with its investigation of potential Causes of Action, provided that the provision of any such documents and information will be without waiver of any evidentiary privileges, including without limitation the attorney-client privilege, work-product privilege or other privilege or immunity attaching to any such documents or information (whether written or oral). The Plan will be considered a motion pursuant to sections 105, 363 and 365 of the Bankruptcy Code for such relief. In addition, the Liquidating Trustee shall promptly respond to and use its best efforts to satisfy any written requests of the Indenture Trustee for information regarding the Intercompany Claims.

f. The Liquidation Trust and the Liquidating Trustee will each be a “representative” of the Estates under section 1123(b)(3)(B) of the Bankruptcy Code, and the Liquidating Trustee will be the trustee of the Liquidating Trust Assets for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), and, as such, the Liquidating Trustee succeeds to all of the rights, powers and obligations of a trustee in bankruptcy with respect to collecting, maintaining, administering and liquidating the Liquidating Trust Assets. Without limiting other such rights, powers, and obligations, on the Effective Date, the Debtors and the Creditors’ Committee will transfer, and will be deemed to have irrevocably transferred, to the Liquidating Trust and shall vest in the Liquidating Trust, the Liquidating Trustee and all of their professionals all of the Debtors’ and the Creditors’ Committee’s evidentiary privileges, including, without limitation, the attorney-client privilege, work product privilege and other privileges and immunities that they possess. The Debtors and Creditors’ Committee and their respective financial advisors will provide to the Liquidating Trustee (or such professionals designated by the Liquidating Trustee) documents, other information, and work product relating to potential Causes of Action, provided that the provision of any such documents and information will be without waiver of any evidentiary privileges or immunity.

g. To the extent that any Liquidating Trust Assets cannot be transferred to the Liquidating Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such Liquidating Trust Assets shall be deemed to have been retained by the Debtors or the Liquidating Debtors, as the case may be, and the Liquidating Trustee shall be deemed to have been designated as a representative of the Debtors or the Liquidating Debtors, as the case may be, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Liquidating Trust Assets on behalf of the Debtors or the Liquidating Debtors, as the case may be.

2.	Liquidating Trustee

a. The Liquidating Trustee will be the exclusive trustee of the Liquidating Trust Assets for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estate of each of the Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The powers, rights and responsibilities of the Liquidating Trustee will be specified in the Liquidating Trust Agreement and will include the authority and responsibility to take, and cause the Liquidating Debtors to take, the actions contemplated by Section IV.C.1.c. The Liquidating Trustee will distribute the Liquidating Trust Assets and the assets and properties of the Liquidating Debtors in accordance with the provisions of the Plan and the Liquidating Trust Agreement. Other rights and duties of the Liquidating Trustee and the beneficiaries of the Liquidating Trust will be as set forth in the Liquidating Trust Agreement.

b. The Liquidating Trust Agreement generally will provide for, among other things:

i. the payment of reasonable compensation to the Liquidating Trustee;

ii. the payment of other expenses of the Liquidating Trust, including the cost of pursuing Causes of Action;

iii. the retention of Third Party Disbursing Agents, counsel, accountants, financial advisors or other professionals, or other Entities; and the payment of their compensation;

iv. the investment of Cash within certain limitations;

v. the preparation and filing of appropriate Tax returns and other reports on behalf of the Liquidating Trust and the Liquidating Debtors and the payment of Taxes or other obligations owed by the Liquidating Trust and the Liquidating Debtors; and

vi. the orderly liquidation of the Causes of Action and the assets and properties of the Liquidating Debtors, which may include the litigation, settlement, abandonment or dismissal of any claims or rights.

c. The Liquidating Trustee, under the oversight of the Liquidating Trust Board, and in the exercise of the Liquidating Trustee’s reasonable business judgment, shall, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Liquidating Trust, make timely distributions, and not unduly prolong the duration of the Liquidating Trust. The liquidation of the Liquidating Trust Assets may be accomplished either through the prosecution, compromise and settlement, abandonment, or dismissal of any or all claims, rights, or causes of action, or otherwise. The Liquidating Trustee, under the oversight of the Liquidating Trust Board, shall have the absolute right to pursue or not to pursue any and all Liquidating Trust Assets as it determines is in the best interests of the beneficiaries of the Liquidating Trust, and consistent with the purposes of the Liquidating Trust, and shall have no liability for the outcome of its decision except for any damages caused by willful misconduct or gross negligence. The Liquidating Trustee may incur any reasonable and necessary expenses in liquidating and converting the Liquidating Trust Assets to Cash and shall be reimbursed in accordance with the provisions of the Liquidating Trust Agreement.

3.	Fees and Expenses of the Liquidating Trust

Except as otherwise ordered by the Bankruptcy Court, the Liquidating Trust Expenses will be paid from the Liquidating Trust Assets other than Encumbered Cash (except that Liquidating Trust Expenses incurred in connection with the collection, monetization or distribution of assets that generate Encumbered Cash shall be paid from Encumbered Cash) and the assets and properties of the Liquidating Debtors in accordance with the Plan and the Liquidating Trust Agreement.

4.	Post-Confirmation Reporting

After the Effective Date, the Liquidating Trustee, on behalf of the Liquidating Trust, will File unaudited reports of its activities and the financial affairs of the Liquidating Trust with the Bankruptcy Court on a quarterly basis, within 30 days after the conclusion of each such quarterly period until the earlier of the entry of a final decree closing each of the Bankruptcy Cases or a Bankruptcy Court order converting or dismissing each of the Bankruptcy Cases. Such filed unaudited quarterly reports will contain information regarding the liquidation of the Causes of Action and the assets and properties of the Liquidating Debtors, the distributions made by the Liquidating Trustee and other matters required to be included in such reports in accordance with the Liquidating Trust Agreement and any applicable Bankruptcy Court and United States Trustee guidelines for such matters.

5.	Expenses of the Liquidating Trust

The Liquidating Trustee, on behalf of the Liquidating Trust, may, without further order of the Bankruptcy Court, retain Third Party Disbursing Agents, professionals or other Entities to assist in carrying out its duties hereunder and may compensate and reimburse the expenses of these professionals or other Entities without further order of the Bankruptcy Court from the Liquidating Trust Assets other than Encumbered Cash (except that professional fees and expenses incurred in the collection, monetization or distribution of assets that generate Encumbered Cash shall be paid from Encumbered Cash) and the assets and properties of the Liquidating Debtors in accordance with the Plan and the Liquidating Trust Agreement.

6.	Indemnification

The Liquidating Trust Agreement may include reasonable and customary indemnification provisions. Any such indemnification will be the sole responsibility of the Liquidating Trust.

7.	Tax Treatment

The Liquidating Trust generally is intended to be treated, for federal income Tax purposes, in part as a liquidating trust within the meaning of Treasury Regulations section 301.7701-4(d), for the benefit of the holders of Allowed Claims entitled to distributions of Pending Payments, and otherwise as one or more disputed ownership funds within the meaning of Treasury Regulations section 1.468B- 9(b)(1), as more specifically provided for under the Liquidating Trust Agreement. Accordingly, for all federal income Tax purposes the transfer of Liquidating Trust Assets to the Liquidating Trust will be treated as: (a) to the extent of Pending Payments, a transfer of the Pending Payments directly from the Debtors to the holders of such Allowed Claims followed by the transfer of such Pending Payments by the holders of Allowed Claims to the Liquidating Trust in exchange for rights to Distributions from the Liquidating Trust; and (b) to the extent of amounts that are not Pending Payments, as a transfer to one or more disputed ownership funds. The holders of Allowed Claims entitled to Distributions of Pending Payments will be treated for federal income Tax purposes as the grantors and deemed owners of their respective shares of the Liquidating Trust Assets in the amounts of the Pending Payments and any earnings thereon. The Liquidating Trustee will be required by the Liquidating Trust Agreement to file federal Tax returns for the Liquidating Trust as a grantor trust with respect to any Pending Payments and as one or more disputed ownership funds with respect to all other funds or other property held by the Liquidating Trust pursuant to applicable Treasury Regulations, and any income of the Liquidating Trust will be treated as subject to Tax on a current basis. The Liquidating Trust Agreement will provide that the Liquidating Trustee will pay such Taxes from the Liquidating Trust Assets and the assets and properties of the Liquidating Debtors. In addition, the Liquidating Trust Agreement will require consistent valuation by the Liquidating Trustee and the Beneficiaries (as defined in the Liquidating Trust

Agreement), for all federal income Tax purposes, of any property held by the Liquidating Trust. The Liquidating Trust Agreement will provide that termination of the trust will occur no later than five years after the Effective Date, unless the Bankruptcy Court approves an extension based upon a finding that such an extension is necessary for the Liquidating Trust to complete its Claims resolution and liquidating purpose. The Liquidating Trust Agreement also will limit the investment powers of the Liquidating Trustee in accordance with IRS Rev. Proc. 94-45 and will require the Liquidating Trust to distribute at least annually to the Beneficiaries (as such may have been determined at such time) its net income (net of any payment of or provision for Taxes), except for amounts retained as reasonably necessary to maintain the value of the Liquidating Trust Assets or to meet Claims and contingent liabilities (including Disputed Claims).

D.	No Revesting of Liquidating Trust Assets

No Liquidating Trust Asset will revest in any Liquidating Debtor on or after the date such Liquidating Trust Asset is transferred to the Liquidating Trust but will vest upon such transfer in the Liquidating Trust to be administered by the Liquidating Trustee in accordance with the Plan and the Liquidating Trust Agreement.

E.	Term of Injunctions or Stays

Unless otherwise provided, all injunctions or stays provided for in the Bankruptcy Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Bankruptcy Cases are closed.

F.	Compromise and Settlement of Disputes Among the Debtors, the Creditors’ Committee and the SCP Secured Parties

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided for under the Plan, on and as of the Effective Date, the Debtors, the Creditors’ Committee and the SCP Secured Parties agree as follows:

1. the Challenge Period (as defined in the Final DIP Order) shall be deemed to have expired, the SCP Obligations (as defined in the Final DIP Order) shall be deemed Allowed in full and the SCP Secured Parties’ Liens upon the Pre-Petition Collateral shall be recognized and allowable as legal, valid, binding, in full force and effect, and non-avoidable in accordance with the Final DIP Order;

2. the SCP Secured Claims shall be deemed satisfied in full and entitled to the treatment set forth in Section III.B.3.;

3. the SCP Secured Parties shall be deemed to (a) release all their Liens upon any property of the Debtors’ estates, including the Pre-Petition Collateral and (b) waive the SCP Deficiency Claim; provided, however, that the SCP Secured Parties’ Liens upon the Encumbered Cash (and, to the extent not liquidated as of the Effective Date, the property that will generate the Encumbered Cash) shall not be released until the Encumbered Cash is distributed to the SCP Secured Parties, subject to the terms of the Dispute Resolution; provided, further, that nothing in the Plan or the Confirmation Order shall be deemed, asserted or construed to be any form of release or settlement of the claims and causes of action asserted by the SCP Secured Parties against non-Debtor defendants in the SCP Adversary Proceeding;

4. the Unencumbered Cash is comprised of proceeds of property that was unencumbered as of the Petition Date, as set forth in the Plan Recovery Analysis, and was not subject to any Liens or Claims of the SCP Secured Parties prior to the Petition Date;

5. the SCP Secured Parties consent to the use of Cash Collateral by the Debtors’ Estates, including by the Liquidating Debtors and the Liquidating Trust, in accordance with the Wind Down Budget;

6. the SCP Secured Parties shall have no further obligations under the DIP Support Agreement;

7. the SCP Secured Parties shall assign any of their secured or superpriority adequate protection claims or claims for diminution in the value of the Pre-Petition Collateral, including the SCP Adequate Protection Claims (as defined in the Final DIP Order) and the Supplemental SCP Adequate Protection Claims (as defined in the Final DIP Order) that have recourse to unencumbered property, to and for the benefit of holders of General Unsecured Claims;

8. the Debtors and their Estates shall be deemed to waive all claims under section 506(c) of the Bankruptcy Code against the SCP Secured Parties; and

9. the Debtors and their Estates, and the SCP Secured Parties, shall mutually release each other, as set forth in Sections IV.G.3.a. and b.

The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement between the Debtors, the Creditors’ Committee and the SCP Secured Parties, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates and holders of Claims and Interests and is fair, equitable and reasonable.

G.	Preservation of Causes of Action; Settlement of Claims and Releases

1.	Preservation of All Causes of Action Not Expressly Settled or Released

Unless a Cause of Action against any Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including the Confirmation Order and the Final DIP Order), the Debtors expressly reserve such Causes of Action to be transferred by the Debtors to the Liquidating Trust pursuant to the Plan, which Causes of Action include the Avoidance Actions, for possible adjudication by the Liquidating Trustee, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppels, issue preclusion, claim preclusion, waiver, estoppels (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the entry of the Confirmation Order or Effective Date based on the Plan or the Confirmation Order, except where such Causes of Action have been released in the Plan or any Final Order (including the Confirmation Order and the Final DIP Order). In accordance with section 1123(b) of the Bankruptcy Code, the Liquidating Trust may enforce all rights to commence and pursue, as appropriate, any and all such Causes of Action, and the Liquidating Trust’s rights to commence, prosecute, or settle any such Causes of Action shall be preserved notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Liquidating Trustee will not pursue any and all available Causes of Action against them. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Liquidating Trust and the Liquidating Trustee on behalf of the Liquidating Trust. In addition, the Liquidation Trust reserves the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Entity, including the plaintiffs or co-defendants in such lawsuits. For the avoidance of doubt, Causes of Action include the claims and causes of action that the Creditors’ Committee was granted standing to commence, prosecute, and compromise under paragraph 47 of the GW Going Concern Sale Order, including, without limitation, the claims and causes of action discussed in the Rule 2004 Motion and the Outline of Potential Claims, and any other claims or causes of action arising out of or relating to the October 2014 Transaction or the events leading up to or following the October 2014 Transaction; provided, however, that Causes of Action against the SCP Secured Parties are released pursuant to Section IV.G.3.a.

2.	Comprehensive Settlement of Claims and Controversies

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, their Estates and Claim and Interest holders and is fair, equitable and reasonable.

3.	Releases

a.	Release by the Debtors and the Liquidating Debtors

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, as of the Effective Date, the Debtors and the Liquidating Debtors, on behalf of themselves and their respective affiliates, Estates, the Liquidating Trust and successors and assigns, and any and all Entities, including the Creditors’ Committee and the Liquidating Trustee who may purport to claim by, through, for or because of them, shall be deemed to forever settle, release, waive and discharge all claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, against each of the SCP Secured Parties, including without limitation, Avoidance Actions, in each case arising out of, based upon or resulting from, directly or indirectly, in whole or in part, any act, omission, transaction or other occurrence taking place on or prior to the Effective Date; provided that nothing in this Section IV.G.3.a. shall be deemed, asserted or construed to be any form of release of any claims, counterclaims, defenses or causes of action held by the Pre-Petition ABL Agent, the First Out Lenders, General Retail Holdings L.P. or General Retail Funding LLC against the SCP Secured Parties or any other non-Debtor party that is a party or that may be joined as a party in the SCP Adversary Proceeding related to or arising from the SCP Adversary Proceeding.

b.	Release by the SCP Secured Parties

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, including the treatment of the SCP Secured Claims under the Plan, and subject to Sections IV.F.c. and g. of the Plan, as of the Effective Date, the SCP Secured Parties, on behalf of themselves and their respective affiliates, successors and assigns, and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever settle, release, waive and discharge all claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, against any of the Debtors, the Liquidating Debtors, the Estates, or any of their respective subsidiaries, predecessors and successors, in each case, arising out of, based upon or resulting from, directly or indirectly, in whole or in part, any act, omission, transaction or other occurrence taking place on or prior to the Effective Date; provided that nothing in this Section IV.G.3.b. shall be deemed, asserted or construed to be any form of release of the claims and causes of action asserted by the SCP Secured Parties against non-Debtor defendants in the SCP Adversary Proceeding.

c.	Adequate Protection Obligations

Notwithstanding any provision of the Plan to the contrary, no provision of the Plan or the Confirmation Order shall release the Debtors or their Estates of the obligations to make adequate protection payments to the Pre-Petition ABL Agent, the First Out Lenders or the SCP Secured Parties pursuant to section 3.3 of the Final DIP Order, section 2.4.2 of the DIP Extension Order or the related cash collateral stipulations, but, with respect to the SCP Secured Parties, limited to the amounts set forth in the Wind Down Budget for such payments; provided, however, that, with respect to the SCP Secured Parties, to the extent such adequate protection payments exceed the budgeted amount in the Wind Down Budget, the payments will be made from the Encumbered Cash after it is distributed to the SCP Secured Parties under the Plan.

H.	Limitation on Liability

The Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee and their respective directors, officers, employees, agents and professionals, acting in such capacity, and the Creditors’ Committee and its members, and their respective agents and professionals, in each case acting in such capacity, will neither have nor incur any liability to any Entity for any act taken or omitted to be taken on or after the commencement of the Bankruptcy Cases, including the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the Bankruptcy Cases or any of the foregoing;

provided, however, that the foregoing provisions will have no effect on: (1) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (2) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

I.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article VI, all Liens against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such Liens, including any rights to any collateral thereunder, shall revert to the applicable Estate.

J.	Effectuating Documents; Further Transactions; Exemption From Certain Transfer Taxes

The Liquidating Trustee or its designee will be authorized to (1) execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan and (2) certify or attest to any of the foregoing actions. Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any stamp tax, real estate transfer tax, sales and use tax or similar tax: (1) the execution and implementation of the Liquidating Trust Agreement, including any transfer of assets or properties to or by the Liquidating Trust or a Liquidating Debtor; or (2) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any plan or agreement adopted or executed in connection with any transaction pursuant to the Plan.

K.	Compromise and Settlement of Dark Store Claims

As set forth in Section III.B. above, the holders of Dark Store Claims are impaired under the Plan. To the extent required, the Plan shall constitute a compromise and settlement of Dark Store Claims, with each holder of such a Claim that does not timely object in writing to the treatment proposed for it with respect to its Allowed Claim under the Plan. All holders of Dark Store Claims who do not timely object to the proposed treatment shall be deemed to have consented to such treatment. The Confirmation Order will constitute an order under Bankruptcy Rule 9019 compromising and settling Dark Store Claims in such manner.

L.	Substantive Consolidation

1. The Plan will serve as a motion seeking entry of a Bankruptcy Court order substantively consolidating all of the Estates into a single consolidated Estate for all purposes associated with confirmation and consummation of the Plan. Unless an objection to such substantive consolidation is made in writing by any creditor or claimant affected by such substantive consolidation, Filed with the Bankruptcy Court and served on the parties identified in Section XI.E. below on or before the objection deadline for Confirmation of the Plan, or such other date as may be fixed by the Bankruptcy Court, the order granting the substantive consolidation of the Debtors (which will be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing. Pursuant to the Confirmation Order: (a) all assets and liabilities of the Debtors shall be deemed merged; (b) all Claims of one Debtor against another Debtor shall be deemed eliminated; (c) all guarantees by one Debtor of the obligations of any other Debtor shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of all of the Debtors; and (d) each and every Claim Filed or to be Filed in the Bankruptcy Cases of any of the Debtors shall be deemed Filed against the Debtors and shall be deemed one Claim against and a single obligation of all of the Debtors. Such consolidation (other than for purposes of implementing the Plan) shall not affect the legal and corporate structures of the Debtors.

2. Notwithstanding the substantive consolidation provided for herein, nothing shall affect the obligation of each and every Debtor to pay quarterly fees to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 until such time as a particular case is closed, dismissed or converted.

M.	Cramdown

The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

N.	Cancellation of 2019 Notes and 2019 Notes Indenture

On the Effective Date, the 2019 Notes Indenture will be cancelled and extinguished without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtors and the Indenture Trustee under the 2019 Notes Indenture shall be discharged; provided, however, that notwithstanding the foregoing, the 2019 Notes Indenture shall continue in effect solely for purposes of (1) permitting holders of the 2019 Notes Claims to receive Distributions under the Plan and (2) allowing and preserving the rights of the Indenture Trustee to (a) make Distributions in satisfaction of Allowed 2019 Notes Claims, (b) exercise its Indenture Trustee Charging Lien against any such Distribution and (c) seek compensation and reimbursement for any fees and expenses incurred in making such Distributions.

O.	Determination of the Dispute

The Bankruptcy Court shall determine the Dispute unless it is resolved by agreement among the SCP Secured Parties, the First Out Lenders, the Pre-Petition ABL Agent, General Retail Holdings L.P. and General Retail Funding LLC. The Confirmation Order shall seek a schedule, acceptable to the Pre-Petition ABL Agent, the First Out Lenders, General Retail Holdings L.P., General Retail Funding LLC and the SCP Secured Parties for the litigation of the Dispute in the Bankruptcy Court.

P.	Determination of the Potential 2019 Notes Additional Distributions

As soon as practicable, but no later than 30 days, after the Effective Date, the Liquidating Trustee and the Indenture Trustee shall meet and confer regarding the terms of a scheduling order governing the Bankruptcy Court’s determination of the Potential 2019 Notes Additional Distributions. The Confirmation Order shall set a status conference before the Bankruptcy Court regarding scheduling issues in respect of the determination of the Potential 2019 Notes Additional Distribution for a date that is on or about 60 days after the Confirmation Date. Notwithstanding anything herein to the contrary: (1) no Distribution shall be made on account of any Allowed Claim in Class 6 (General Unsecured Claim) unless and until (a) the Bankruptcy Court shall have determined the Potential 2019 Notes Additional Distributions pursuant to a Final Order or (b) the Indenture Trustee shall have consented in writing to such Distribution, and an appropriate reserve shall have been established and funded to satisfy any Potential 2019 Notes Additional Distributions; and (2) nothing in the Plan shall affect or impair the Indenture Trustee’s entitlement to the Potential 2019 Notes Additional Distributions or the Indenture Trustee’s entitlement to take discovery with respect thereto (including discovery with respect to any Intercompany Claim).

ARTICLE V

TREATMENT OF EXECUTORY

CONTRACTS AND UNEXPIRED LEASES

A.	Executory Contracts and Unexpired Leases to Be Rejected

On the Effective Date, except for (1) the Executory Contracts and Unexpired Leases listed on Exhibit V.C, (2) the TSA Contracts, (3) the Deferred Assets (constituting Executory Contracts or Unexpired Leases), or (4) to the extent that a Debtor either previously has assumed and assigned or rejected an Executory Contract or Unexpired

Lease by an order of the Bankruptcy Court or has filed a motion to assume or assume and assign an Executory Contract or Unexpired Lease prior to the Effective Date, each Executory Contract and Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. Each contract and lease will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Notwithstanding the foregoing, nothing in this Section V.A. shall cause the rejection (if such contract is an Executory Contract or Unexpired Lease for purposes of section 365), breach or termination of any contract of insurance benefiting the Debtors, their current or former directors and officers, the Estates and/or the Liquidating Debtors, the Liquidating Trust or the Liquidating Trustee. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

B.	Bar Date for Rejection Claims

Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan gives rise to a Claim by the other party or parties to such contract or lease, such rejection claim will be forever barred and will not be enforceable against the Liquidating Trustee or the Liquidating Trust unless a proof of Claim is Filed and served on the Liquidating Trustee, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, by (1) for Executory Contracts and Unexpired Leases rejected on the Effective Date, 30 days after the Effective Date and (2) for TSA Contracts and Deferred Assets (constituting Executory Contracts or Unexpired Leases) rejected pursuant to Section V.C.2., 30 days after the effective date of such rejection pursuant to the procedures described in Section V.C.4.

C.	Executory Contracts to Be Assumed and Assigned or Rejected

1.	Assumption Generally

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Liquidating Debtor shall assume each of the respective Executory Contracts and Unexpired Leases listed on Exhibit V.C; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.C to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant hereto on the Effective Date; or (b) add any Executory Contract or Unexpired Lease to Exhibit V.C, thus providing for its assumption pursuant to this Section V.C.1. on the Effective Date; and further provided, that the Liquidating Trust, or the Creditors’ Committee if the Liquidating Trust has not yet become effective, shall have the right, pursuant to the notice and objection provisions of Section V.C.4, to review and object to any Executory Contracts and Unexpired Leases listed on Exhibit V.C that the Liquidating Trust or the Creditors’ Committee, as applicable, determine is not an Executory Contract or Unexpired Lease. The Debtors shall provide notice of any amendments to Exhibit V.C to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Bankruptcy Cases. Nothing herein shall constitute an admission by a Debtor that any contract or lease is an Executory Contract or Unexpired Lease or that a Debtor has any liability thereunder.

2.	Assumption and Assignment or Rejection of TSA Contracts and Deferred Assets

Pursuant to section 365 of the Bankruptcy Code, the Liquidating Trust is authorized to cause the Liquidating Debtors to assume and assign or reject each of the TSA Contracts and the Deferred Assets (constituting Executory Contracts or Unexpired Leases) in accordance with the terms and conditions of the TSA or the GW IP APA, as applicable; provided, however, that the Liquidating Trust, or the Creditors’ Committee if the Liquidating Trust has not yet become effective, reserves the right, pursuant to the notice and objection provisions of Section V.C.4, to review and object to the assumption and assignment of any TSA Contracts and/or Deferred Asset (constituting Executory Contracts or Unexpired Leases) that the Liquidating Trust determines is not an Executory Contract or Unexpired Lease. Nothing herein shall constitute an admission by a Debtor, a Liquidating Debtor, the Liquidating Trust or the Liquidating Trustee that any contract or lease is an Executory Contract and Unexpired Lease or that a Debtor or Liquidating Debtor has any liability thereunder. Additionally, nothing in this provision relieves the Buyer, the Debtor, a Liquidating Debtor, the Liquidating Trust, or the Liquidating Trustee from any of their respective duties and obligations pursuant to the APAs or the TSA

3.	Assumption and Assignment of Executory Contracts and Unexpired Leases

Each Executory Contract and Unexpired Lease assumed under Sections V.C.1. or V.C.2. shall include any modifications, amendments, supplements or restatements to such contract or lease.

4.	Approval of Procedures

The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions or assumption and assignments or rejections described in Sections V.C.1. and V.C.2., pursuant to section 365 of the Bankruptcy Code. The procedures for such assumption or assumption and assignment of an Executory Contract or Unexpired Lease, including the TSA Contracts and Deferred Assets (constituting Executory Contracts or Unexpired Leases) , are as follows:

a. After the entry of the Confirmation Order, the Debtors or the Liquidating Trustee shall serve upon each party to an Executory Contract or Unexpired Lease being assumed or assumed and assigned or rejected notice of: (i) the contract or lease being assumed or assumed and assigned or rejected; (ii) the Cure Amount Claim, if any, that the applicable Debtor or the Liquidating Trustee believes would be necessary to pay in connection with such assumption; and (iii) the procedures for such party to object to the assumption or assumption and assignment or rejection of the applicable contract or the amount of the proposed Cure Amount Claim. Further, the Debtors shall provide to the Liquidating Trustee the following information for each such Executory Contract or Unexpired Lease to the extent available: (i) the complete document set of any contract, including any modifications, amendments, supplements or restatements, and/or proof the parties continued the contract on a month-to-month renewal; (ii) the vendor identification number of the counterpart(ies) to any such contract; and (iii) any alleged cure amount.

b. Any Entity, including the Liquidating Trustee, wishing to object to (i) the proposed assumption or assumption and assignment or rejection described in Sections V.C.1. and V.C.2. or (ii) the proposed amount of the related Cure Amount Claim must File and serve on the Liquidating Trustee a written objection setting forth the basis for the objection within 14 days of service of the notice described in Section V.C.4.a.

c. If no objection to the proposed assumption or assumption and assignment or rejection or Cure Amount Claim is properly Filed and served prior to the objection deadline: (i) the proposed assumption and assignment or rejection of the applicable Executory Contracts or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the date of notice described in Section V.C.4.a., without further action of the Bankruptcy Court; and (ii) the Cure Amount Claim identified by the Liquidating Trustee in the notice shall be fixed and shall be promptly paid thereafter, without further action of the Bankruptcy Court, to the appropriate contract or lease party identified on the notice.

d. If an objection to the proposed assumption or assumption and assignment or rejection or Cure Amount Claim is properly Filed and served prior to the objection deadline, the Liquidating Trustee and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court; provided, however, that any resolution of an objection with respect to a TSA Contract or Deferred Asset shall require the written consent of the Buyer.

e. If an objection to the proposed assumption or assumption and assignment or rejection or Cure Amount Claim is properly Filed and served prior to the objection deadline and the parties are unable to resolve such objection, the Liquidating Trustee may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Bankruptcy Court to schedule a hearing on the particular objection and the related reply at an appropriate time. In the event the Liquidation Trustee is the objecting party, the opposing party may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Bankruptcy Court to schedule a hearing on the particular objection and the related reply at an appropriate time.

D.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases

To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code: (1) by payment of the Cure Amount Claim in Cash; or (2) on such other terms as are agreed to by the parties to such Executory Contract and Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (1) the amount of any Cure Amount Claim; (2) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (3) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

E.	Insurance Policies and Agreements

1.	Assumed Insurance Policies and Agreements

The Debtors do not believe that the insurance policies (including, without limitation, director and officer liability insurance policies) issued to, or insurance agreements entered into by, any Debtor prior to the Petition Date constitute executory contracts. To the extent that such insurance policies or agreements are considered to be executory contracts, then, notwithstanding anything contained in this Article V to the contrary, the Plan will constitute a motion to assume such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order will constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtors, their respective estates and all parties in interest in the Bankruptcy Cases. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments are required to cure any defaults of any Debtor existing as of the Confirmation Date with respect to each such insurance policy or agreement.

2.	Reservation of Rights

Nothing contained in the Plan will constitute a waiver of any claim, right or cause of action that a Debtor, a Liquidating Debtor, the Liquidating Trustee or the Liquidating Trust, as the case may be, may hold against any Entity, including, without limitation, any insurer under any policy of insurance or insurance agreement.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan, Distributions to be made on the Effective Date to holders of Claims that are Allowed Claims as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (1) 60 days after the Effective Date; or (2) such later date when the applicable conditions of Section V.D. (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.D.2. (regarding undeliverable Distributions) or Section VI.G.3. (regarding compliance with Tax requirements) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Section VI.G. Any Claim that is disallowed by order of the Bankruptcy Court prior to the Effective Date shall be deemed expunged (to the extent not already expunged) as of the Effective Date without the necessity for further Bankruptcy Court approval and the holder of any such Claim shall not be entitled to any Distribution under the Plan.

B.	Method of Distributions to Holders of Claims

1. The Liquidating Trustee in its capacity as Disbursing Agent, or such Third Party Disbursing Agents as the Liquidating Trustee may retain in its sole discretion, will make all distributions of Cash required under the Plan to holders of Allowed Claims. Each Third Party Disbursing Agent will serve without bond, and any Third Party Disbursing Agent may retain or contract with other entities to assist in or make the distributions required by the Plan. All distributions on account of Allowed Claims of the SCP Secured Parties shall be made to the SCP Agent for further distribution to the SCP Secured Parties.

2. Distributions to be made under the Plan to holders of Allowed 2019 Notes Claims shall be made to the Indenture Trustee, which, subject to the right of the Indenture Trustee to assert its Indenture Trustee Charging Lien against the Distributions, shall transmit the Distributions to the registered holders of the 2019 Notes.

C.	Compensation and Reimbursement for Services Related to Distributions

1.	Compensation and Reimbursement

a. Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Liquidating Trust, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with the Liquidation Trustee and will not be deducted from Distributions (including any distributions of Cash Investment Yield) to be made pursuant to the Plan to holders of Allowed Claims receiving Distributions from a Third Party Disbursing Agent.

b. To the extent that the Indenture Trustee provides services related to Distributions pursuant to the Plan, the Indenture Trustee will receive from the Debtors, without further court approval, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services. These payments will be made on terms agreed to between the Indenture Trustee and the Debtors.

2.	Investment of Cash Related to Distributions

To assist in making distributions under the Plan, Cash may be held in the name of one or more Third Party Disbursing Agents for the benefit of holders of Allowed Claims under the Plan. The Third Party Disbursing Agents will invest the Cash as directed by the Liquidating Trustee in accordance with the Debtors’ investment and deposit guidelines; provided, however, that should such Liquidating Trustee determine, in his or her sole discretion, that the administrative costs associated with such investment will exceed the return on such investment, he or she may direct the Third Party Disbursing Agent to not invest such Cash. Distributions of Cash from accounts held by Third Party Disbursing Agents will include a Pro Rata share of the Cash Investment Yield, if any, from such investment of Cash.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions to Holders of Allowed Claims

a. Distributions to holders of Allowed Claims will be made by a Disbursing Agent (i) at the addresses set forth on the respective proofs of Claim, requests for payment of Administrative Claim or similar document Filed by holders of such Claims; (ii) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim, requests for payment of Administrative Claim or similar document; or (iii) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

b. Notwithstanding any provision contained in the Plan to the contrary, the distribution provisions contained in the 2019 Notes Indenture shall (i) continue in effect to the extent necessary to authorize the Indenture Trustee to receive and distribute Distributions to the holders of Allowed 2019 Notes Claims and (ii) terminate completely upon completion of all such Distributions.

2.	Undeliverable Distributions Held by Disbursing Agents

a.	Holding and Investment of Undeliverable Distributions

Subject to Section VI.D.2.c., if any Distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further Distributions shall be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder’s current address and such undeliverable Distributions shall remain in the possession of the applicable Disbursing Agent pursuant to this Section VI.D.2.a. for the benefit of such claimants until such time as a Distribution becomes deliverable.

b.	After Distributions Become Deliverable

On each Quarterly Distribution Date, the applicable Disbursing Agents will make all Distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter; provided, however, that if the Liquidating Trustee determines, with the consent of the Liquidating Trust Board, that the amount of any quarterly Distribution is too small to justify the administrative costs associated with such Distribution, the Liquidating Trustee may postpone such quarterly Distribution until the next Quarterly Distribution Date. Each such Distribution will include, to the extent applicable, a Pro Rata share of the Cash Investment Yield from the investment of any undeliverable Cash from the date that such Distribution would have first been due had it then been deliverable to the date that such Distribution becomes deliverable.

c.	Failure to Claim Undeliverable Distributions

Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable Distribution to be made by a Disbursing Agent within 180 days after the later of (i) the Effective Date and (ii) the last date on which a Distribution was deliverable to such holder will have its claim for such undeliverable Distribution deemed satisfied, waived and released and will be forever barred from asserting any such claim against the Debtors, the Liquidating Debtors, the Liquidating Trust and their respective property. In such cases, unclaimed Distributions will be maintained for redistribution to other claimants entitled to Distributions under the Plan. Nothing contained in the Plan shall require any Debtor or any Disbursing Agent to attempt to locate any holder of an Allowed Claim.

E.	Distribution Record Date

1.	No Recognition of Transfers after the Distribution Record Date

A Disbursing Agent shall have no obligation to recognize the transfer of, or the sale of any participation in, any Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make Distributions only to those holders of Allowed Claims that are holders of record of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Debtors’ and the Note Registrar’s (as defined in the 2019 Notes Indenture) records for the transfer of the 2019 Notes shall be closed as of the 4:00 p.m., prevailing Eastern Time on the Distribution Record Date, and no transfer of 2019 Notes occurring after such time shall be recognized.

2.	Treatment of Certain Transfers

Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date shall be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

F.	Means of Cash Payments

Except as otherwise specified herein, cash payments made pursuant to the Plan to holders of Claims shall be in U.S. currency by checks drawn on a domestic bank selected by the Liquidating Trustee, or, at the option of the Liquidating Trustee, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Claims may be made, at the option of the Liquidating Trustee, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

G.	Timing and Calculation of Amounts to Be Distributed

1.	Allowed Claims

Each holder of an Allowed Claim shall receive the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class pursuant to the terms and conditions of the Plan and the Liquidating Trust Agreement. The Liquidating Trust shall make reasonable efforts to pay Allowed Agreed Priority Gift Card Claims within 15 days of the allowance of such claims. On each Quarterly Distribution Date, Distributions also shall be made pursuant to Section VII.C. to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such quarterly Distributions also shall be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

2.	De Minimis Distributions

No Disbursing Agent will distribute Cash to the holder of an Allowed Claim in an impaired Class if the amount of Cash to be distributed on account of such Claim is less than $50 in the aggregate; provided, however, that in the case of a Gift Card Claim, the amount of Cash must be less than $10 in the aggregate. Any holder of an Allowed Claim in an impaired Class on account of which the amount of Cash to be distributed is less than $50 (or in the case of a Gift Card Claim, $10) in the aggregate will be forever barred from asserting its Claim for such distribution against the Liquidating Trust or its property. Any Cash not distributed pursuant to this Section V.G.2. will be the property of the Liquidating Trust, and any such Cash held by a Third Party Disbursing Agent shall be transferred or returned to the Liquidating Trust.

3.	Compliance with Tax Requirements

a.	Withholding and Reporting

In connection with the Plan, to the extent applicable, each Disbursing Agent shall comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision of the Plan to the contrary, each Disbursing Agent shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including applying a portion of any Cash Distribution to be made under the Plan to pay applicable Tax withholding, requiring Claim holders to submit appropriate certifications or establishing other mechanisms such Disbursing Agent believes are reasonable and appropriate. To the extent that any Claim holder fails to submit appropriate certifications required by a Disbursing Agent or to comply with any other mechanism established by a Disbursing Agent to comply with Tax withholding requirements, such Claim holder’s Distribution may, in such Disbursing Agent’s reasonable discretion, be deemed undeliverable and subject to Section VI.D.2.

b.	Backup Withholding

Without limiting the generality of the foregoing, in accordance with the Internal Revenue Code’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to Distributions made pursuant to the Plan, unless the holder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides, at the applicable Disbursing Agent’s request, a completed IRS Form W-9 (or substitute therefor) on which the holder includes a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Among other things, to receive any post-petition interest, if requested by a Disbursing Agent, a holder of an Allowed Claim shall be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding. Non-U.S. Allowed Claim holders may be required by the applicable Disbursing Agent to provide a completed IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable Form W-8 or successor form), to establish an exemption from or a treaty-reduced rate of withholding on interest distributed pursuant to the Plan. Unless a Disbursing Agent, in its discretion, determines otherwise, no Distributions on account of post-petition interest shall be made to a holder of an Allowed Claim until such time as the holder of such Claim establishes exemption from withholding or provides the applicable IRS Form.

c.	Obligations of Distribution Recipients

Notwithstanding any other provision of the Plan, each Entity receiving a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such Distribution, including income, withholding and other Tax obligations.

4.	Compliance with Domestic Relations Orders

In connection with the Plan, each Disbursing Agent may allocate and make Distributions in compliance with applicable wage garnishment, alimony, child support and similar domestic relations orders.

H.	Setoffs

Except with respect to claims of a Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Liquidating Trustee or a Third Party Disbursing Agent, as instructed by the Liquidating Trustee pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, may setoff against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the Causes of Action of any nature against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor of any Causes of Action that the Debtor or Debtors may possess against such a Claim holder.

I.	Allocation of Payments

Amounts paid to holders of Claims in satisfaction thereof shall be allocated first to the principal amounts of such Claims, with any excess being allocated to accrued but unpaid interest on such Claims.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

1.	Objections to Claims

Except as provided in Sections III.A.c. and III.C, all objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Bankruptcy Cases. If an objection has not been Filed to a proof of Claim or request for payment of Administrative Claim by the applicable deadline, the Claim to which the proof of Claim or request for payment of Administrative Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

2.	Authority to Prosecute Objections

After the Confirmation Date, only the Debtors (or after the Effective Date, the Liquidating Trustee on behalf of the Liquidating Trust) will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, the Liquidating Trustee may settle or compromise any Disputed Claim without approval of the Bankruptcy Court in accordance with the Liquidation Trust Agreement.

B.	Treatment of Disputed Claims

1.	No Payments on Account of Disputed Claims and Disputed Claims Reserves

Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. Distributions on account of any Disputed Claim that has become an Allowed Claim will be governed by the Liquidating Trust Agreement. The Liquidating Trust shall establish a $500,000 cash reserve from the Liquidating Trust Assets other than Encumbered Cash for Allowed Agreed Priority Gift Card Claims that will not operate as a cap or limitation on Distributions on account of such claims. In addition, the Liquidating Trust Agreement shall include reasonable and customary provisions establishing reserves to account for Disputed Claims that may become Allowed Claims.

2.	Recourse

Each holder of a Disputed Claim that ultimately becomes an Allowed Claim will have recourse only to the undistributed Cash held by the Liquidating Trust for the satisfaction of such Allowed Claim and not any assets previously distributed on account of any Allowed Claim.

C.	Distributions on Account of Disputed Claims Once Allowed

On each Quarterly Distribution Date, the applicable Disbursing Agent shall make all Distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent; provided, however, that the Liquidating Trust shall make reasonable efforts to pay Allowed Agreed Priority Gift Card Claims within 15 days of the allowance of such claims. Such Distributions shall be made pursuant to the provisions of the Plan governing the applicable Class.

D.	Indenture Trustee as Claim Holder

Consistent with Bankruptcy Rule 3003(c), the Debtors and the Liquidating Trust shall recognize a proof of claim filed by the Indenture Trustee in respect of the 2019 Notes Claims. Accordingly, any Claim, proof of which is filed by the registered or beneficial holder of a Claim, may be disallowed as duplicative of the Claim of the Indenture Trustee, without need for any further action or Bankruptcy Court order.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions to Confirmation

The following shall be conditions to Confirmation unless such conditions shall have been duly waived pursuant to Section VIII.C.:

1. The Confirmation Order shall have been entered by the Bankruptcy Court and shall be reasonably acceptable in form and substance to the Debtors, the SCP Secured Parties, the Creditors’ Committee and, solely to the extent related to the Dispute, the DIP Facility Claims (including the Contingent Indemnification Claims) or the SCP Adversary Proceeding, the Pre-Petition ABL Agent, the First Out Lenders, General Retail Holdings L.P. and General Retail Funding LLC.

2. The Plan will not have been materially amended, altered or modified from the Plan dated as of August 10, 2015 except as permitted by Section XI.B.

3. All Plan Exhibits are in form and substance reasonably satisfactory to the Debtors, the SCP Secured Parties, the Creditors’ Committee and, solely to the extent related to the Dispute, the DIP Facility Claims (including the Contingent Indemnification Claims) or the SCP Adversary Proceeding, the Pre-Petition ABL Agent, the First Out Lenders, General Retail Holdings L.P. and General Retail Funding LLC.

B.	Conditions to the Effective Date

The Effective Date shall not occur and the Plan shall not be consummated unless and until each of the following conditions has been satisfied or duly waived pursuant to Section VIII.C.:

1. The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) in form and substance reasonably acceptable to the Debtors, the SCP Secured Parties, the Creditors’ Committee and, solely to the extent related to the Dispute, the DIP Facility Claims (including the Contingent Indemnification Claims) or the SCP Adversary Proceeding, the Pre-Petition ABL Agent, the First Out Lenders, General Retail Holdings L.P. and General Retail Funding LLC, approving and authorizing the Debtors and the Liquidating Trustee to take all actions necessary or appropriate to effectuate, implement and consummate the Plan, including the execution, delivery and performance of contracts, instruments, releases and other agreements or documents created in connection with the Plan.

2. The Confirmation Order has become a Final Order.

3. The Liquidating Trust Agreement has been executed and the Liquidating Trust has been established.

C.	Waiver of Conditions to Confirmation or the Effective Date

The conditions to Confirmation set forth in Section VIII.A. and the conditions to the Effective Date set forth in Section VIII.B. may be waived in whole or part in writing by the Debtors, subject to the consent of the Creditors’ Committee, the SCP Secured Parties and, solely to the extent related to the Dispute, the DIP Facility Claims (including the Contingent Indemnification Claims) or the SCP Adversary Proceeding, the Pre-Petition ABL Agent, the First Out Lenders, General Retail Holdings L.P. and General Retail Funding LLC, at any time without an order of the Bankruptcy Court. Confirmation and the Effective Date will occur irrespective of whether any claims allowance process or related litigation has been completed.

D.	Effect of Nonoccurrence of Conditions to the Effective Date

If each of the conditions to the Effective Date is not satisfied in accordance with Section VIII.B. or duly waived in accordance with Section VIII.C., then upon motion by the Debtors made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section VIII.D., (1) the Plan shall be null and void in all respects, including with respect to the discharge of Claims; and (2) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims by or against, or any Interest in, the Debtors or (b) prejudice in any manner the rights, including any claims or defenses, of the Parties or any other party in interest.

ARTICLE IX

INJUNCTION

AND SUBORDINATION RIGHTS

A.	Injunction

Except as provided in the Plan or the Confirmation Order and other than with respect to a right of recoupment or a setoff, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability subject to the Plan or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan or cause of action of a non-Debtor that is released under the Plan will be permanently enjoined from taking any of the following actions in respect of any such Claims, debts, liabilities, Interests or rights: (1) commencing or continuing in any manner or means any action or other proceeding against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Board, whether directly, derivatively or otherwise, other than to enforce any right pursuant to the Plan (or any order resolving the Dispute) to a Distribution; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Board other than as permitted pursuant to (1) above; (3) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtors, the Liquidating Debtors, the Liquidating Trust or their respective property; (4) asserting a right of subrogation of any kind against any debt, liability or obligation due to the Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Board; and (5) subject to the proviso in Article X below regarding jurisdiction, commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. Such injunction shall extend to the successors, if any, of the Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee and the Liquidating Trust Board and to their respective properties and interests in property. Anyone injured by any willful violation of this injunction shall be entitled to recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

B.	Subordination Rights

The classification and manner of satisfying Claims and Interests under the Plan does not take into consideration subordination rights, and nothing in the Plan or Confirmation Order shall affect any subordination rights that a holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise.

ARTICLE X

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Bankruptcy Cases after the Effective Date as is legally permissible, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, reclassify, estimate or establish the priority, secured or unsecured status (or proper Plan classification) of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance, priority or classification of Claims or Interests;

2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

3. resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

4. ensure that Distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. decide or resolve Avoidance Actions brought under section 547 of the Bankruptcy Code and for recovery under section 550 of the Bankruptcy Code with respect to such Avoidance Actions brought under section 547 of the Bankruptcy Code;

6. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan or the Confirmation Order, including the Liquidating Trust Agreement;

7. resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, including the Liquidating Trust Agreement, or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

8. modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code;

9. issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

10. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

11. determine any other matters that may arise in connection with or relate to the Plan, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan or the Confirmation Order;

12. determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

13. determine any matters arising in connection with the APAs or the TSA;

14. determine the Dispute or the SCP Adversary Proceeding to the extent it is not resolved by agreement among the Pre-Petition ABL Agent, the First Out Lenders, General Retail Holdings L.P., General Retail Funding LLC the SCP Secured Parties; and

15. enter a final decree closing the Debtors’ Bankruptcy Cases;

provided, however, that the foregoing is not intended to (a) expand the Bankruptcy Court’s jurisdiction beyond that allowed by applicable law, (b) provide the Bankruptcy Court jurisdiction over any Causes of Action (other than Avoidance Actions arising under section 547 of the Bankruptcy Code), (c) impair the rights of an Entity to invoke the jurisdiction of a court, commission, or tribunal, or (d) impair the rights of an Entity to seek the withdrawal of the reference in accordance with 28 U.S.C. § 157(d).

ARTICLE XI

MISCELLANEOUS PROVISIONS

A.	Dissolution of the Creditors’ Committee and the Professional Fee Claims of the Professionals Retained by the Debtors, and Formation of the Liquidating Trust Board

1.	Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee, except as set forth below, will dissolve and the members thereof will be released and discharged from all duties and obligations arising from or related to the Bankruptcy Cases. Prior to the dissolution of the Creditors’ Committee, standing to commence, prosecute and compromise all Causes of Action shall transfer to the Liquidating Trust. The Professionals retained by the Creditors’ Committee and the members thereof will not be entitled to assert any Professional Fee Claims for any services rendered or expenses incurred after the Effective Date, except for fees for time spent and expenses incurred (a) in connection with any application for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.c.ii., (b) in connection with any appeal pending as of the Effective Date, including any appeal of the Confirmation Order and (c) at the request of the Liquidating Trustee, whether or not the Liquidating Trustee has retained such Professional. Following the Effective Date, none of the Creditors’ Committee’s professionals shall be precluded from representing any Entity acting for the Liquidating Trust or other Entities created by the Plan, including, without limitation, the Liquidating Trustee or the Liquidating Trust.

2.	Professional Fee Claims of the Professionals Retained by the Debtors

The Professionals retained by the Debtors will not be entitled to assert any Professional Fee Claims for any services rendered or expenses incurred after the Effective Date, except for fees for time spent and expenses incurred (a) in connection with any application for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.c.ii. and (b) at the request of the Liquidating Trustee, whether or not the Liquidating Trustee has retained such Professional.

3.	Formation of the Liquidating Trust Board

On the Effective Date, the Liquidating Trust Board shall be established and consist of seven persons. The initial Liquidating Trust Board members shall consist of seven persons selected by the Creditors’ Committee, one of whom shall be selected by the Indenture Trustee. Upon its formation, the duties of the Liquidating Trust Board shall be limited to: (a) overseeing the Claims reconciliation and settlement process conducted by or on behalf of the Liquidating Trustee; (b) formulating with the Liquidating Trustee appropriate procedures for the settlement of Claims; (c) overseeing the distributions to the holders of Claims under the Plan; (d) appearing before and being heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the above limited duties; and (e) such other matters as may be agreed upon between the Liquidating Trustee and the Liquidating Trust Board or specified in the Plan or the Liquidating Trust Agreement. For so long as the Claims reconciliation process shall continue, the Liquidating Trustee shall make regular reports to the Liquidating Trust Board as and when the Liquidating Trustee and the Liquidating Trust Board may reasonably agree upon. The Liquidating Trustee and the Liquidating Trust Board may retain, without further order of the Court, professionals, including the same professionals, to assist it in carrying out its duties as limited above, including any professionals retained in these Bankruptcy Cases, and the Liquidating Trust shall pay the reasonable costs and expenses of the Liquidating Trust Board, including reasonable professional fees, in the ordinary course without further order of the Bankruptcy Court.

B.	Modification of the Plan and Exhibits

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or the Liquidating Trustee, as applicable, reserve the right to alter, amend or modify the Plan and the Exhibits to the Plan at any time before its substantial consummation.

C.	Revocation of the Plan

The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to Confirmation. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors; or (2) prejudice in any manner the rights of any Debtors or any other party.

D.	Service of Certain Exhibits

Certain Exhibits are not being Filed or served with copies of the Plan. The Debtors shall File such Exhibits no later than 10 days before the deadline to object to Confirmation. Once Filed, the Debtors shall make available for review the relevant Exhibits on their web site at https://cases.primeclerk.com/radioShack.

E.	Service of Documents

Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, the Liquidating Trustee, or the U.S. Trustee must be sent by first class mail, overnight delivery service or courier service to:

1.	The Debtors and the Liquidating Debtors

Gregory M. Gordon

Dan B. Prieto

JONES DAY

2727 N. Harwood Street

Dallas, Texas 75201

Thomas A. Howley

Paul M. Green

JONES DAY

717 Texas, Suite 3300

Houston, Texas 77002

            - and -

David M. Fournier

Evelyn J. Meltzer

Michael J. Custer

PEPPER HAMILTON LLP

Hercules Plaza, Suite 5100

1313 N. Market Street

P.O. Box 1709

Wilmington, Delaware 19899-1709

2.	The Liquidating Trustee, at the address set forth in the Liquidating Trust Agreement

3.	The Creditors’ Committee

Susheel Kirpalani

Benjamin I. Finestone

QUINN EMANUEL URQUHART & SULLIVAN, LLP

51 Madison Avenue, 22nd Floor

New York, New York 10010

-and-

Jay R. Indyke

Cathy Hershcopf

COOLEY LLP

1114 Avenue of the Americas

New York, New York 10036

-and-

Christopher M. Samis

L. Katherine Good

WHITEFORD, TAYLOR & PRESTON LLC

The Renaissance Centre, Suite 500

405 N. King Street

Wilmington, Delaware 19801

4.	The U.S. Trustee

Richard L. Schepacarter, Esq.

OFFICE OF THE UNITED STATES TRUSTEE

844 King Street, Room 2207

Lockbox 35

Wilmington, Delaware 19801

F.	Inconsistencies.

To the extent of any inconsistencies between the information contained in the Disclosure Statement and the terms and provisions of the Plan, the terms and provisions contained herein shall govern.

Dated: September 30, 2015	Respectfully submitted, RS LEGACY CORPORATION (for itself and on behalf of its debtor direct and indirect subsidiaries )

	By:	/s/ Carlin Adrianopoli
Name: Carlin Adrianopoli Title: Chief Financial Officer

Counsel:

DAVID G. HEIMAN (OH 0038271)

JONES DAY

901 LAKESIDE AVENUE

CLEVELAND, OHIO 44114

GREGORY M. GORDON (TX 08435300)

DAN B. PRIETO (TX 24048744)

JONES DAY

2727 N. HARWOOD STREET

DALLAS, TEXAS 75201

THOMAS A. HOWLEY (TX 24010115)

PAUL M. GREEN (TX 24059854)

JONES DAY

717 TEXAS, SUITE

3300 HOUSTON, TEXAS 77002

                - AND -

DAVID M. FOURNIER (DE 2812)

EVELYN J. MELTZER (DE 4581

MICHAEL J. CUSTER (DE 4843)

PEPPER HAMILTON LLP

HERCULES PLAZA, SUITE 5100

1313 N. MARKET STREET

P.O. BOX 1709

WILMINGTON, DELAWARE 19899-1709

ATTORNEYS FOR DEBTORS